Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
by and among
AICENT HOLDINGS CORPORATION,
SYNIVERSE TECHNOLOGIES, LLC,
PUTTER MERGERCO, INC.,
and
TA ASSOCIATES MANAGEMENT, L.P.,
as the Seller Representative
DATED: MAY 12, 2014

i

ii

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 12th day of May, 2014, by and among AICENT HOLDINGS CORPORATION, a Delaware corporation (the “Company”), SYNIVERSE TECHNOLOGIES, LLC, a Delaware limited liability company (“Buyer”), PUTTER MERGERCO, INC., a Delaware corporation (“MergerCo,” and, together with Buyer, the “Buyer Parties”), and TA ASSOCIATES MANAGEMENT, L.P., a Delaware limited partnership, as the Seller Representative (the “Seller Representative”). Certain capitalized terms used herein are defined in Section 1.1.
RECITALS
WHEREAS, Buyer, MergerCo and the Company wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Stockholders, approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger and recommended that the Stockholders adopt this Agreement;
WHEREAS, the Board of Directors of the MergerCo has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and recommended that its sole stockholder adopt this Agreement;
WHEREAS, subject to the terms and conditions set forth herein, Buyer shall acquire all shares of Company Capital Stock, or portions thereof, and all Options will be terminated as of the Effective Time and Vested Options (other than Out of the Money Options) will be converted into the right to receive the cash consideration described herein, in each case as a result of the Merger and the other transactions contemplated by this Agreement, on the terms and conditions and for the consideration set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, each Seller is executing and delivering to the Company and Buyer a letter agreement (each, a “Seller Letter”); and
WHEREAS, in connection with, and as a condition to the Closing, Buyer, Seller Representative and the Escrow Agent shall enter into an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS; CONSTRUCTION
Section 1.1    Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:
“280G Approval” shall have the meaning set forth in Section 5.6(b).
“280G Waiver” shall have the meaning set forth in Section 5.6(a).
“401(k) Plan” shall have the meaning set forth in Section 5.5(b).
“Accounting Principles” means the US GAAP principles, procedures and elections used in the preparation of the 2012 audited financial statements that are part of the Financial Statements.
“Acquisition Engagement” shall have the meaning set forth in Section 10.14.
“Acquisition Proposal” means, other than that contemplated by this Agreement, any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (i) a transaction pursuant to which any Person (or “group” of Persons as used in Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended), directly or indirectly, acquires or would acquire beneficial ownership, or rights to acquire beneficial ownership, of fifteen percent (15%) or more of the outstanding equity securities of the Company or any Subsidiary of the Company, whether from the Company, any of its Subsidiaries or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving the Company or any of its Subsidiaries, (iii) a transaction pursuant to which any Person (or such group of Persons) acquires or would acquire control of all or any portion of the assets (including for this purpose the outstanding equity securities of the Company or any Subsidiary of the Company) of the Company or any of its Subsidiaries representing more than fifteen percent (15%) of the fair market value of all the assets, or more than fifteen percent (15%) of the net revenues, of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other transaction (including a transaction of the type referenced in clauses (i) through (iii) that does not meet the requirements thereof) that is conditioned or predicated on the transactions contemplated by this Agreement not being completed in accordance with the terms of this Agreement, or is intended or is reasonably expected to result in such transactions not being so completed.
“Adjustment Portion” means, with respect to each share of Company Capital Stock that is converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.6(c) and each share of Company Capital Stock underlying each Vested Option that is converted into the right to receive the Option Consideration pursuant to Section 2.7, an amount, if any, equal to the quotient obtained by dividing (A) the aggregate amount (if any) to be paid pursuant to Section 2.12(e)(ii), by (B) the number of Fully Diluted Shares Outstanding.
“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the Preamble.
“Aggregate Option Cash Proceeds” means the aggregate amount of Option Consideration payable to all Cash-Out Optionholders pursuant to Section 2.7.
“Aggregate Option Exercise Amount” means the sum of the exercise prices of all Vested Options (excluding all Out of the Money Options).
“Aggregate Series A-1 Preference” means an amount equal to the Series A-1 Per Share Preference, multiplied by the aggregate number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.
“Aggregate Series A-2 Preference” means an amount equal to the Series A-2 Per Share Preference, multiplied by the aggregate number of shares of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time.
“Aggregate Stockholder Cash Proceeds” means an amount equal to the sum of (A) (i) the Common Per Share Cash Consideration, multiplied by (ii) the number of shares of Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, plus (B) (i) the Series A-1 Per Share Cash Consideration, multiplied by (ii) the number of shares of Series A-1 Preferred Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, plus (C) (i) the Series A-2 Per Share Cash Consideration, multiplied by (ii) the number of shares of Series A-2 Preferred Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time; provided, however, notwithstanding anything herein to the contrary, the sum of the Aggregate Stockholder Cash Proceeds plus the Aggregate Option Cash Proceeds shall never exceed the amount of the Final Net Merger Consideration minus the Aggregate Option Exercise Amount.
“Aggregate Stockholder Closing Proceeds” means an amount equal to the sum of (A) (i) the Common Per Share Closing Consideration, multiplied by (ii) the number of shares of Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, plus (B) (i) the Series A-1 Per Share Closing Consideration, multiplied by (ii) the number of issued and outstanding shares of Series A-1 Preferred Stock (other than Dissenting Shares) immediately prior to the Effective Time, plus (C) (i) the Series A-2 Per Share Closing Consideration, multiplied by (ii) the number of shares of Series A-2 Preferred Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time.
“Annual Payments” means payments made during the twelve (12) month period ending as of March 31, 2014.
“Anticorruption Law” shall have the meaning set forth in Section 3.23.
“Appraisal Rights Provisions” shall have the meaning set forth in Section 2.11(a).
“Book-Entry Share” shall have the meaning set forth in Section 2.6(c).
“Business Day” means any calendar day other than a Saturday, Sunday or calendar day on which banking institutions in San Francisco, California are authorized or obligated by Law to be closed.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2(a).
“Buyer Parties” shall have the meaning set forth in the Preamble.
“Buyer Plans” shall have the meaning set forth in Section 5.5(a).
“Cash-Out Optionholders” shall have the meaning set forth in Section 2.7(a)(i).
“Certificate of Merger” shall have the meaning set forth in Section 2.2.
“Closing” shall have the meaning set forth in Section 2.4.
“Closing Cash” means (i) the sum of the cash, cash equivalents and marketable securities of the Company and its Subsidiaries as of the opening of business on the

Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement), whether or not kept “on site” or held in deposit, checking, brokerage or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution, in each case to the extent constituting “cash and cash equivalents” in accordance with the Accounting Principles, minus (ii) the amount of any such cash, cash equivalents and marketable securities held in accounts outside of the United States in excess of $1,500,000; provided, that for all purposes of this Agreement “Closing Cash” shall not be an amount in excess of $3,000,000.
“Closing Date” shall have the meaning set forth in Section 2.4.
“Closing Date Schedule” shall have the meaning set forth in Section 2.12(a).
“Closing Net Working Capital” means Working Capital as of the opening of business on the Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Per Share Cash Consideration” means, with respect to each share of Common Stock that is issued and outstanding or, for purposes of calculating the Option Consideration, issuable upon exercise of a Vested Option to purchase shares of Common Stock, an amount, rounded to four decimal places, equal to (A) the excess of (i) the Participation Per Share Cash Consideration, minus (ii) the Seller Representative Fund Per Share Allocation, minus (iii) the Escrow Per Share Allocation, and (B) the right to receive the (x) Seller Representative Fund Portion attributable to such share, plus (y) the Escrow Portion attributable to such share, plus (z) the Adjustment Portion attributable to such share, in each case, as and when payable in accordance with the terms of this Agreement. The amount set forth in clause (A) of this paragraph is referred to herein as the “Common Per Share Closing Consideration.”
“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
“Company” shall have the meaning set forth in the Preamble.
“Company Board” shall have the meaning set forth in the recitals hereto.
“Company Capital Stock” means the Preferred Stock and the Common Stock.
“Company Copyrights” shall have the meaning set forth in Section 3.8(a).

“Company Employee Programs” shall have the meaning set forth in Section 3.13(a).
“Company Indemnitee” shall have the meaning set forth in Section 5.9(a).
“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.8(r)(i).
“Company Marks” shall have the meaning set forth in Section 3.8(a).
“Company Material Adverse Effect” means any fact, effect, event, condition, occurrence, change, circumstance or development that, individually or in the aggregate with all other facts, effects, events, conditions, occurrences, changes, circumstances, or developments, has or would reasonably be expected to have (a) a material adverse effect on or a material adverse change to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (b) a material adverse effect on or a material adverse change in or to the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement; provided, however, that no effect or change resulting from any one or more of the following shall be deemed to be or constitute a “Company Material Adverse Effect” for purposes of clauses (a) or (b), and no effect or change result from any one or more of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur for purposes of clauses (a) or (b): (i) changes to the industry in which the Company and its Subsidiaries operate, to the extent such changes do not disproportionately affect and would not be reasonably expected to disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to any companies of similar size and scope in the same or similar industry as the Company and its Subsidiaries, (ii)  the announcement or disclosure or pendency of the transactions contemplated herein, (iii) general economic, regulatory or political conditions or changes, to the extent such conditions or changes do not disproportionately affect and would not be reasonably expected to disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to any companies of similar size and scope in the same or similar industry as the Company and its Subsidiaries, (iv) conditions (or changes in such conditions) in the financial markets, credit markets or capital markets, including (A) changes in interest rates or exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, (vi) military action or any act of terrorism, (vii) changes in applicable Law or GAAP after the date hereof, to the extent such changes do not disproportionately affect and would not be reasonably expected to disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to any companies of similar size and scope in the same or similar industry as the Company and its Subsidiaries, (viii)  the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement, or (ix) any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).
“Company Registered IP” shall have the meaning set forth in Section 3.8(c).
“Company Parties” shall have the meaning set forth in Section 10.14.
“Company Patents” shall have the meaning set forth in Section 3.8(a).
“Company Trade Secrets” shall have the meaning set forth in Section 3.8(l).
“Competition Authority” means any Governmental Authority that has authority to review mergers, acquisitions, joint ventures, and other combinations of businesses pursuant to a Competition Law.
“Competition Law” means any federal, state, or foreign merger review legislation, implementing rules and regulations, guidelines, and related materials.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.4.
“Contingent Workers” shall have the meaning set forth in Section 3.20(b).
“Contracts” means all contracts, agreements, bonds, notes, indentures, mortgages, debt instruments, licenses (or other agreements concerning Intellectual Property Assets or Systems), sublicenses, purchase orders (except for purchase orders issued under agreements constituting Contracts under this definition), franchises, leases, subleases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which a Person is a party or that are binding upon such Person or such Person’s assets.
“Copyrights” shall have the meaning set forth in Section 3.8(r)(ii).
“Covered Employees” shall have the meaning set forth in Section 5.5(a).
“D&O Tail Policy” shall have the meaning set forth in Section 5.9(b).
“Data Room” means any electronic data room established by the Company or its Representatives in connection with the transactions contemplated by this Agreement to which Buyer had continuous access during the period beginning ten (10) Business Days prior to the date of this Agreement and ending on the Closing Date.
“Deductible” shall have the meaning set forth in Section 9.2(b)(i).
“Delivered” means posted no later than 1:00 p.m. Pacific time on the date of this Agreement (and not subsequently removed or modified) in a Data Room.
“Dispute Notice” shall have the meaning set forth in Section 2.12(b).
“Dissenting Shares” shall have the meaning set forth in Section 2.11(a).
“Drag Letter” means the letter agreement by and between TA XI, L.P. and Buyer, dated the date hereof.
“Effective Time” shall have the meaning set forth in Section 2.2.
“Eligible Refund” means a refund related to overpayment of Taxes with respect to a Pre-Closing Taxable Period, but only to the extent that such refund would be available, determined without giving effect to the consummation of the transactions contemplated by this Agreement (including without giving effect to any deductions attributable to the Vested Options and amounts required to be paid at the Closing under the management transaction incentive plan and other arrangements described on Section 1.1(a) of the Schedule of Exceptions).
“Employee Program” shall have the meaning set forth in Section 3.13(l)(i).
“Employment Transaction Taxes” means any employer-side employment or payroll Taxes payable as a result of the payments to Cash-Out Optionholders or as a result of any other compensatory payments made in connection with the transactions contemplated by this Agreement.
“Enterprise Value” means Two Hundred Ninety Million Dollars ($290,000,000.00) minus, if applicable, the FY13 EBITDA Adjustment.
“Environmental Laws” shall have the meaning set forth in Section 3.15.
“ERISA” shall have the meaning set forth in Section 3.13(l)(ii).
“ERISA Affiliate” shall have the meaning set forth in Section 3.13(l)(iv).
“Escrow Account” shall have the meaning set forth in Section 2.10.
“Escrow Agent” means Bank of America, N.A.

“Escrow Agreement” shall have the meaning set forth in the recitals.
“Escrow Amount” means Fifteen Million Dollars ($15,000,000.00).
“Escrow Per Share Allocation” means, with respect to each share of Company Capital Stock that is converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.6(c) and each share of Company Capital Stock underlying each Vested Option that is converted into the right to receive the Option Consideration pursuant to Section 2.7, an amount equal to the quotient obtained by dividing (A) the Escrow Amount, by (B) the number of Fully Diluted Shares Outstanding.
“Escrow Portion” means, with respect to each share of Company Capital Stock that is converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.6(c) and each share of Company Capital Stock underlying each Vested Option that is converted into the right to receive the Option Consideration pursuant to Section 2.7, an amount, if any, equal to the quotient obtained by dividing (A) the aggregate amount to be paid out of the Escrow Account, as and when payable in accordance with Article 7, by (B) the number of Fully Diluted Shares Outstanding.
“Estimated Closing Cash” shall have the meaning set forth in Section 2.8(b).
“Estimated Closing Date Schedule” shall have the meaning set forth in Section 2.8(b).
“Estimated Net Working Capital” shall have the meaning set forth in Section 2.8(b).
“Excluded Claims” shall have the meaning set forth in Section 9.1.
“Export Approvals” shall have the meaning set forth in Section 3.27(a).
“Final Net Merger Consideration” means an amount equal to (i) the Enterprise Value, plus (ii) the Aggregate Option Exercise Amount, plus (iii) the Closing Cash Amount reflected on the Final Closing Date Schedule, plus (iv) if the Closing Net Working Capital reflected on the Final Closing Date Schedule exceeds $6,500,000, the amount by which the Closing Net Working Capital reflected on the Final Closing Date Schedule exceeds $6,500,000, minus (v) if the Closing Net Working Capital reflected on the Final Closing Date Schedule is less than $5,500,000, the amount by which $5,500,000 exceeds the Closing Net Working Capital reflected on the Final Closing Date Schedule, minus (vi) the amount of the Funded Indebtedness reflected on the Final Closing Date Schedule, minus (vii) the aggregate amount of the Unpaid Transaction Expenses reflected on the Final Closing Date Schedule. For the avoidance of doubt, the Final Net Merger Consideration shall not be adjusted based on the Closing Net Working Capital if the

Closing Net Working Capital reflected on the Final Closing Date Schedule is equal to at least $5,500,000 and not more than $6,500,000.
“Final Closing Date Schedule” shall have the meaning set forth in Section 2.12(d).
“Financial Statements” shall have the meaning set forth in Section 3.11(a).
“Free or Open Source Software” shall have the meaning set forth in Section 3.8(r)(iii).
“Fully Diluted Shares Outstanding” means the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time plus (ii) the number of shares of Common Stock issuable upon conversion of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the number of shares of Common Stock issuable upon exercise of all Vested Options to purchase shares of Common Stock (excluding all Out of the Money Options) outstanding immediately prior to the Effective Time, plus (iv) the number of shares of Common Stock issuable upon conversion of shares of Series A-2 Preferred Stock issuable upon exercise of all Vested Options to purchase shares of Series A-2 Preferred Stock (excluding all Out of the Money Options) outstanding immediately prior to the Effective Time.
“Funded Indebtedness” means, without duplication, with respect to the Company and its Subsidiaries, as of the opening of business on the Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement) (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (iv) any other liability or obligation required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person as of the relevant date prepared in accordance with GAAP, and (v) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect of the Indebtedness described in clauses (i) through (iv) on the Closing Date. Notwithstanding the foregoing, “Funded Indebtedness” expressly excludes the Unpaid Transaction Expenses.
“FY13 Audited Balance Sheet” shall have the meaning set forth in Section 5.13(b).
“FY13 Audited Financial Statements” shall have the meaning set forth in Section 5.13(b).

“FY13 Balance Sheet” shall have the meaning set forth in Section 3.11(a)(i).
“FY13 Delivered Financial Statements” shall have the meaning set forth in Section 6.9.
“FY13 Draft Audited Balance Sheet” shall have the meaning set forth in Section 5.13(a).
“FY13 Draft Audited Financial Statements” shall have the meaning set forth in Section 5.13(a).
“FY13 EBITDA” means consolidated operating income of the Company for the year ended December 31, 2013 plus (i) interest expense and other - net, (ii) benefit (provision) for income taxes, (iii) depreciation of property and equipment, (iv) amortization of intangibles, (v) goodwill or intangible asset impairment charges, (vi) expenses associated with stock based compensation, and (vii) non-recurring expenses associated with the CEO transition described in Section 1.1(b) of the Schedule of Exceptions during the year ended December 31, 2013, in each case, of the Company on a consolidated basis and determined from the FY13 Statement, the FY13 Draft Audited Financial Statements or the FY13 Audited Financial Statements, as the case may be.
“FY13 EBITDA Adjustment” means (i) zero, if the FY13 EBITDA as calculated using the applicable amounts set forth in the FY13 Delivered Financial Statements is greater than the amount set forth on Section 1.1(c) of the Schedule of Exceptions; (ii) $5,000,000, if the FY13 EBITDA as calculated using the applicable amounts set forth in the FY13 Delivered Financial Statements is equal to the amount set forth on Section 1.1(c) of the Schedule of Exceptions; (iii) $10,000,000, if the FY13 EBITDA as calculated using the applicable amounts set forth in the FY13 Delivered Financial Statements is equal to the amount set forth on Section 1.1(d) of the Schedule of Exceptions; and (iv) an amount equal to the sum of (A) $5,000,000 plus (B) the product of (1) five and (2) the excess of (x) the amount set forth on Section 1.1(c) of the Schedule of Exceptions over (y) the FY13 EBITDA as calculated using the applicable amounts set forth in the FY13 Delivered Financial Statements, if the FY13 EBITDA as calculated using the applicable amounts set forth in the FY13 Delivered Financial Statements is less than the amount set forth on Section 1.1(c) of the Schedule of Exceptions but greater than the amount set forth on Section 1.1(d) of the Schedule of Exceptions. In calculating FY13 EBITDA using the applicable amounts set forth in the FY13 Delivered Financial Statements, the effects of any of the matters set forth on Section 1.1(e) of the Schedule of Exceptions shall be disregarded to the extent such matters would otherwise result in a difference in the FY13 EBITDA as calculated using the applicable amounts set forth in the FY13 Delivered Financial Statements and as calculated using the applicable amounts set forth in the FY13 Financial Statements.

“FY13 Financial Statements” shall have the meaning set forth in Section 3.11(a)(i).
“FY13 Statements” shall have the meaning set forth in Section 3.11(a)(i).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Government Official” means (i) any official, officer, employee or representative of, or Person acting on behalf of, any Governmental Authority or state-owned or state-controlled enterprise, any political party or official or candidate for political office or (ii) any public international organization.
“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental or administrative body, instrumentality, department or agency, any self-regulatory body or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel, or quasi-governmental body exercising any regulatory, expropriation or Taxing authority under or for the account of any of the foregoing, including any subdivisions of any of the foregoing. For the avoidance of doubt, telecommunications carriers and other companies that are owned in whole or in part by any Governmental Authority shall not be considered a “Governmental Authority.”
“Governmental Licenses” means all permits, licenses, registrations, grants, easements, consents, approvals, authorizations, exemptions, waivers, franchises, certificates, filings, registrations, qualifications, orders, programs, directives, policies, guidelines or other rights or privileges obtained or required to be obtained for the conduct of the Company’s or its Subsidiaries respective businesses from any Governmental Authority.
“Hazardous Material” shall have the meaning set forth in Section 3.15.
“Indebtedness” of any Person means, without duplication, (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, contingent reimbursement liability with respect to letters of credit), (v) any indebtedness or other obligations of any other Person (other than such Person’s Subsidiaries) guaranteed in any manner by such Person (including, guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any other liability or obligation required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person as of the relevant date prepared in accordance with GAAP, and (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect of the Indebtedness described in clauses (i) through (viii) on the applicable date. Notwithstanding the foregoing, “Indebtedness” expressly excludes the Unpaid Transaction Expenses.
“Indemnifying Parties” shall have the meaning set forth in Section 9.2(a).
“Intellectual Property Assets” shall have the meaning set forth in Section 3.8(r)(ii).
“Interim Statement” shall have the meaning set forth in Section 3.11(a)(iii).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual, (ii) in the case of the Company, the actual knowledge of each of Marc Zionts, David Zhang, Kallen Chan, Mun-Kein Chang and Shu Gan and (iii) in the case of any other Person that is not an individual, the actual knowledge, of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person.
“Law” means any law, statute, regulation, ordinance, code, directive, rule, Order or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority.
“Leased Real Property” means all of the right, title and interest of the Company and its Subsidiaries under all written leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or its Subsidiaries holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land or building (excluding co-location facilities for routers and switches used in the Company’s networking services) which is used in the operation of their respective businesses.
“Leased Premises” shall have the meaning set forth in Section 3.18(a).
“Letter of Transmittal” shall have the meaning set forth in Section 2.9(a).
“Leases” shall have the meaning set forth in Section 3.18(a).
“Liability” or “Liabilities” means any liability or obligation of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise.
“Licenses In” shall have the meaning set forth in Section 3.8(a).

“Licenses Out” shall have the meaning set forth in Section 3.8(a).
“Liens” means all claims, charges, mortgages, deeds of trust, collateral assignments, security interests, conditional or other sales agreements, liens, pledges, hypothecations, servitudes, easements, ownership or title retention agreements, deemed trusts and any other rights or encumbrances of any kind on any assets of a Person.
“Losses” shall have the meaning set forth in Section 9.2(a).
“Loss Payment” shall have the meaning set forth in Section 9.2(b)(vi).
“Maintains” shall have the meaning set forth in Section 3.13(l)(iii).
“Malware” shall have the meaning set forth in Section 3.8(n).
“Marks” shall have the meaning set forth in Section 3.8(r)(ii).
“Mass Termination” shall have the meaning set forth in Section 3.20(c).
“Material Contracts” shall have the meaning set forth in Section 3.9(a).
“Merger” shall have the meaning set forth in the recitals hereto.
“MergerCo” shall have the meaning set forth in the Preamble.
“Minimum Loss Amount” shall have the meaning set forth in Section 9.2(b).
“Multiemployer Plan” shall have the meaning set forth in Section 3.13(l)(v).
“Net Merger Consideration” means an amount equal to (i) the Enterprise Value, plus (ii) the Aggregate Option Exercise Amount, plus (iii) the Estimated Closing Cash reflected on the Estimated Closing Date Schedule, plus (iv) if the Estimated Closing Net Working Capital reflected on the Estimated Closing Date Schedule exceeds $6,500,000, the amount by which the Estimated Closing Net Working Capital reflected on the Estimated Closing Date Schedule exceeds $6,500,000, minus (v) if the Estimated Closing Net Working Capital reflected on the Estimated Closing Date Schedule is less than $5,500,000, the amount by which $5,500,000 exceeds the Estimated Closing Net Working Capital reflected on the Estimated Closing Date Schedule, minus (vi) the amount of Funded Indebtedness reflected on the Estimated Closing Date Schedule, minus (vii) the aggregate amount of the Unpaid Transaction Expenses reflected on the Estimated Closing Date Schedule. For the avoidance of doubt, the Net Merger Consideration shall not be adjusted based on the Estimated Closing Net Working Capital if the Estimated Closing Net Working Capital reflected on the Estimated Closing Date Schedule is equal to at least $5,500,000 and not more than $6,500,000.

“Neutral Accountant” means AlixPartners.
“Notices” shall have the meaning set forth in Section 10.3.
“NQDC Plan” shall have the meaning set forth in Section 3.13(i).
“OFAC” shall have the meaning set forth in Section 3.27.
“Option” means any option to purchase shares of Company Capital Stock issued under the Option Plans or any other compensation plan or arrangement of the Company.
“Option Consideration” means, with respect to each share of Company Capital Stock underlying each Vested Option (other than an Out of the Money Option), an amount, rounded to four decimal places, equal to (A) the excess of (1) (a) in the case of each such share of Common Stock, the Common Per Share Closing Consideration and (b) in the case of each such share of Series A-2 Preferred Stock, the Series A-2 Per Share Closing Consideration, in either case, over (2) the exercise price per share of Company Capital Stock issuable upon exercise of such Vested Option, and (B) the right to receive (x) the Seller Representative Fund Portion attributable to such share, plus (y) the Escrow Portion attributable to such share, plus (z) the Adjustment Portion attributable to such share, in each case, as and when payable in accordance with the terms of this Agreement on the same terms and conditions as the Stockholders (but in no event later than five years following the Closing Date). The amount set forth in clause (A) of this paragraph is referred to herein as the “Option Closing Consideration.”
“Option Plans” means the Company’s 2011 Stock Option and Grant Plan, the Aicent, Inc. 2010 Equity Incentive Plan and the Aicent, Inc. 2000 Stock Option Plan.
“Optionholder” means each holder of an Option.
“Order” shall have the meaning set forth in Section 3.4.
“Organizational Documents” means: (a) the certificate of incorporation, articles of incorporation or articles of association of any corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
“Out of the Money Option” means any Vested Option (or portion thereof) that has a per share exercise price equal to or greater than the Participation Per Share Cash Consideration.

“Outside Date” means the date which is six months after the date hereof (the “Initial Outside Date”); provided, however, if as of the Initial Outside Date, any of the conditions to Closing contained in Section 6.6, Section 6.7, Section 7.5 or Section 7.6 has not been satisfied, then either Buyer or the Company may elect, by written notice to the other party, to extend the Outside Date to the date which is nine months after the date hereof (the “Extended Outside Date”); provided, however, if as of the Extended Outside Date, any of the conditions to Closing contained in Section 6.6, Section 6.7, Section 7.5 or Section 7.6 has not been satisfied, then either Buyer or the Company may elect, by written notice to the other party, to extend the Outside Date to the date which is twelve months after the date hereof.
“Participation Per Share Cash Consideration” means an amount equal to the quotient obtained by dividing (A) the excess of the Net Merger Consideration minus the sum of (1) the Aggregate Series A-1 Preference plus (2) the Aggregate Series A-2 Preference, by (B) the number of Fully Diluted Shares Outstanding.
“Patents” shall have the meaning set forth in Section 3.8(r)(ii).
“Paying Agent” shall have the meaning set forth in Section 2.9(a).
“Payment Fund” shall have the meaning set forth in Section 2.9(b).
“Payoff Letter” shall have the meaning set forth in Section 2.8.
“Per Share Cash Consideration” means the Common Per Share Cash Consideration, the Series A-1 Per Share Cash Consideration or the Series A-2 Per Share Cash Consideration, as applicable.
“Per Share Closing Consideration” means the Common Per Share Closing Consideration, the Series A-1 Per Share Closing Consideration or the Series A-2 Per Share Closing Consideration, as applicable.
“Permitted Liens” means any: (a) Liens in respect of Taxes not yet due and payable; (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien; (c) conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the real property leased by the Company that are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair the use or enjoyment of such real property; (d) with respect to the Leased Premises, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Premises or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Premises, the existence of which does not, and would not reasonably be expected to, materially impair the use or enjoyment of such Leased Premises as currently conducted; (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (g) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.
“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, unlimited liability company, group, Governmental Authority, and any other person or entity.
“Pre-Closing Taxable Period” shall have the meaning set forth in Section 5.11(b).
“Preferred Stock” means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.
“Products” shall have the meaning set forth in Section 3.8(a).
“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) and direct and indirect controlling Persons.
“Required Jurisdictions” shall have the meaning set forth in Section 6.6.
“Review Period” shall have the meaning set forth in Section 2.12(a).
“Schedule of Exceptions” shall have the meaning set forth in the first paragraph of Article 3.
“Seller Letter” shall have the meaning set forth in the Recitals.
“Seller Representative” shall have the meaning set forth in the Preamble.
“Seller Representative Fund Amount” shall have the meaning set forth in Section 9.5.
“Seller Representative Fund Per Share Allocation” means, with respect to each share of Company Capital Stock that is converted into the right to receive the Per Share

Cash Consideration pursuant to Section 2.6(c) and each share of Company Capital Stock underlying each Vested Option that is converted into the right to receive the Option Consideration pursuant to Section 2.7, an amount equal to the quotient obtained by dividing (A) the Seller Representative Fund Amount, by (B) the number of Fully Diluted Shares Outstanding.
“Seller Representative Fund Portion” means, with respect to each share of Company Capital Stock that is converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.6(c) and each share of Company Capital Stock underlying each Vested Option that is converted into the right to receive the Option Consideration pursuant to Section 2.7, an amount equal to the quotient obtained by dividing (A) the aggregate amount to be paid out of the Seller Representative Fund Amount, as and when payable in accordance with this Agreement, by (B) the number of Fully Diluted Shares Outstanding.
“Sellers” shall mean Lynn Liu, Marc Zionts, David Zhang, Kallen Chan, Mun-Kein Chang and Shu Gan.
“Series A-1 Per Share Preference” means, with respect to each share of Series A-1 Preferred Stock that is issued and outstanding, an amount equal to $2.6049 plus all declared but unpaid dividends (if any) on such share of Series A-1 Preferred Stock.
“Series A-1 Per Share Cash Consideration” means, with respect to each share of Series A-1 Preferred Stock that is issued and outstanding, an amount, rounded to four decimal places, equal to (A) the sum of (1) the Series A-1 Per Share Preference, plus (2) the Participation Per Share Cash Consideration, minus (3) the Seller Representative Fund Per Share Allocation, minus (4) the Escrow Per Share Allocation, and (B) the right to receive (x) the Seller Representative Fund Portion attributable to such share, plus (y) the Escrow Portion attributable to such share, plus (z) the Adjustment Portion attributable to such share, in each case, as and when payable in accordance with the terms of this Agreement. The amount set forth in clause (A) of this paragraph is referred to herein as the “Series A-1 Per Share Closing Consideration.”
“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.
“Series A-2 Per Share Preference” means, with respect to each share of Series A-2 Preferred Stock that is issued and outstanding or, for purposes of calculating the Option Consideration, issuable upon exercise of a Vested Option to purchase shares of Series A-2 Preferred Stock, an amount equal to $2.5168 plus all declared but unpaid dividends (if any) on such share of Series A-2 Preferred Stock.

“Series A-2 Per Share Cash Consideration” means, with respect to each share of Series A-2 Preferred Stock that is issued and outstanding or, for purposes of calculating the Option Consideration, issuable upon exercise of a Vested Option to purchase shares of Series A-2 Preferred Stock, an amount, rounded to four decimal places, equal to (A) the sum of (1) the Series A-2 Per Share Preference, plus (2) the Participation Per Share Cash Consideration, minus (3) the Seller Representative Fund Per Share Allocation, minus (4) the Escrow Per Share Allocation, and (B) the right to receive (x) the Seller Representative Fund Portion attributable to such share, plus (y) the Escrow Portion attributable to such share, plus (z) the Adjustment Portion attributable to such share, in each case, as and when payable in accordance with the terms of this Agreement. The amount set forth in clause (A) of this paragraph is referred to herein as the “Series A-2 Per Share Closing Consideration.”
“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.001 per share, of the Company.
“Share Claim” means the amount of any payment made in respect of any Dissenting Share in excess of the applicable Per Share Cash Consideration, plus the amount of all other costs or expenses (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any claim relating to the transactions contemplated by this Agreement asserted by or on behalf of a Person who as of immediately prior to the Closing is a holder of Company Capital Stock or an Option.
“Standard In License” shall have the meaning set forth in Section 3.8(r)(iv).
“Standard Out License” shall have the meaning set forth in Section 3.8(r)(v).
“Stock Certificate” shall have the meaning set forth in Section 2.6(c).
“Stockholder” means a holder of Company Capital Stock.
“Stockholder Approvals” shall have the meaning set forth in Section 3.2.
“Stockholder Written Consents” shall have the meaning set forth in Section 5.10.
“Subsidiary” means, with respect to the Company, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) the Company (b) the Company and one or more of its Subsidiaries, or (c) one or more Subsidiaries of the Company. For the avoidance of doubt, a Subsidiary of the Company includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).
“Supplier” shall have the meaning set forth in Section 3.17.
“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Survival Period” shall have the meaning set forth in Section 9.1.
“Systems” shall have the meaning set forth in Section 3.8(q).
“Tax” (including with correlative meaning the terms “Taxes”, “Taxing” and “Taxable”) includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, those levied on, or measured by, or referred to as income, earnings, profits, gross receipts, sales, use, ad valorem, value added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, unclaimed property, prohibited transactions, windfall or excess profits, customs, duties, import and export, capital, corporate, transfer, land transfer, goods and services, withholding, business, real or personal property, wage, employer health, social services, severance, utility, education and social security taxes, all surtaxes, and all unemployment insurance, health insurance and government pension plan premiums, workers’ compensation levies, retirement contributions, including those imposed by any Governmental Authority, or other similar taxes.
“Tax Contest” shall have the meaning set forth in Section 3.12(c).
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimate or declaration of estimated tax relating to, or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of, any Tax.
“Third Party IP Assets” shall have the meaning set forth in Section 3.8(g).
“Third Party Claims” shall have the meaning set forth in Section 9.3(b).
“Top 10 Distributors” shall have the meaning set forth in Section 3.16.
“Top 5 Partners” shall have the meaning set forth in Section 3.16.

“Top 20 Customers” shall have the meaning set forth in Section 3.16.
“Trade Secrets” shall have the meaning set forth in Section 3.8(r)(ii).
“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar tax and any indirect capital gains taxes imposed by any non-U.S. taxing authority with respect to a deemed indirect transfer of any Subsidiary of the Company).
“Unpaid Transaction Expenses” means the sum of (i) all of the fees and expenses incurred by the Company at or prior to the Closing that are specifically related to the transactions contemplated by this Agreement and the Transaction Documents that are payable to any financial advisors, brokers, finders, outside counsel, outside accountants or similar persons engaged by the Company or any of its Subsidiaries in connection with such transactions, in each case, to the extent unpaid as of the opening of business on the Closing Date, (ii) the amount of the premium paid (or required to be paid) by the Company for the D&O Tail Policy purchased by the Company in accordance with Section 5.9, and (iii) amounts required to be paid at the Closing under the management transaction incentive plan and other arrangements described on Section 1.1(a) of the Schedule of Exceptions. Unpaid Transaction Expenses shall not include Transfer Taxes or Employment Transaction Taxes, which shall be the responsibility of Buyer.
“Unvested Option” shall mean each Option (or portion thereof) that is outstanding immediately prior to the Effective Time and is not a Vested Option.
“Vested Option” shall mean each Option (or portion thereof) (i) that is outstanding and vested immediately prior to the Effective Time or (ii) that shall vest in accordance with its terms at the Effective Time under the Aicent, Inc. 2010 Equity Incentive Plan, the Aicent, Inc. 2000 Stock Option Plan or any other compensation plan or arrangement of or agreement with the Company or any of its Subsidiaries.
“WARN Act” shall have the meaning set forth in Section 3.20(c).
“Working Capital” means, as of a specified time, the amount by which current assets of the Company and its Subsidiaries, exceed (or are less than), the current liabilities of the Company and its Subsidiaries, as determined in accordance with the Accounting Principles, but subject to the adjustments specified on Section 1.1(f) of the Schedule of Exceptions.

“WSGR” shall have the meaning set forth in Section 10.14.
Section 1.2    Construction
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(c)    Except as otherwise indicated, all references in this Agreement to Sections, Schedules, and Exhibits are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
(d)    Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any reference to $ in this agreement shall mean U.S. dollars.
ARTICLE 2

MERGER
Section 2.1    The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the ”Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.
Section 2.2    Effective Time. On the Closing Date, the Company shall duly execute the certificate of merger (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Buyer and Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the, “Effective Time”). Among other things, the Certificate of Merger shall effect the changes to the certificate of incorporation and by-laws of MergerCo set forth in Section 2.3.
Section 2.3    Certificate of Incorporation and By-Laws. Upon effectiveness of the Certificate of Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be the same as the Certificate of Incorporation of MergerCo until thereafter amended, restated, repealed or otherwise modified as provided by Law and by the terms of such certificate of incorporation. Immediately following the Effective Time, the board of directors of the Surviving Corporation shall amend and restate the bylaws of the Surviving Corporation to be the same as the bylaws of MergerCo immediately prior to the Effective Time. Notwithstanding the foregoing, the name of the Surviving Corporation shall be “Aicent Holdings Corporation” and the certificate of incorporation and bylaws of the Surviving Corporation shall so provide.
Section 2.4    Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article 6 and Article 7 (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, or at such other place as agreed to by the parties hereto.
Section 2.5    Directors and Officers. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.6    Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of the Company or MergerCo:
(a)    Each share of common stock, par value $0.001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation following the Merger.
(b)    Each share of capital stock of the Company that is owned by the Company, by any Subsidiary of the Company, by Buyer, by MergerCo, or by any other wholly owned Subsidiary of Buyer, shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
(c)    Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the following in accordance with the terms and conditions of this Agreement:
(i)    with respect to each such share of Common Stock, an amount per share in cash equal to the Common Per Share Cash Consideration;
(ii)    with respect to each such share of Series A-1 Preferred Stock, an amount per share in cash equal to the Series A-1 Per Share Cash Consideration; and
(iii)    with respect to each such share of Series A-2 Preferred Stock, an amount per share in cash equal to the Series A-2 Per Share Cash Consideration.
As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (a ”Stock Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Cash Consideration in respect of each such share of Company Capital Stock upon surrender of such Stock Certificate or Book-Entry Share in accordance with Section 2.9.
Section 2.7    Options. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Option Plans), shall adopt such resolutions or take such other actions (including obtaining any required consents and/or providing any required notices), as may be required to effect the following:

(a)    Vested Options.
(i)    No Vested Options shall be assumed by Buyer.
(ii)    At the Effective Time, except as otherwise provided in Section 2.7(a)(iii), each Vested Option (or portion thereof) shall be cancelled and terminated, with the holder of each Vested Option becoming entitled to receive an amount in cash, less applicable Tax withholding, equal to the product of (A) the Option Consideration multiplied by (B) the number of shares of Common Stock underlying such Vested Option (such holders of Vested Options receiving Option Consideration in cash, the “Cash-Out Optionholders”).
(iii)    At the Effective Time, each Out of the Money Option shall be cancelled and terminated without any payment of consideration therefor.
(b)    Unvested Options.
(iv)    No Unvested Options shall be assumed by Buyer.
(v)    At the Effective Time, each Unvested Option (or portion thereof) shall be cancelled and terminated without any payment of consideration therefor.
(c)    The Company shall take such action as shall be required to cause, pursuant to the Option Plans or any other compensation plan or arrangement with the Company, as applicable, each Option to be cancelled as of the Effective Time and to no longer represent the right to purchase Common Stock or any other equity security of the Company or the right to receive any other consideration, or have any other further force or effect except as provided herein. In no event shall the Company permit or cause any acceleration of vesting of any Option, except to the extent that such Option accelerates in accordance with its terms, as in effect on the date hereof, or the terms of the Aicent, Inc. 2010 Equity Incentive Plan or the Aicent, Inc. 2000 Stock Option Plan, as applicable, under which such Option was granted or another plan or arrangement of or agreement with the Company or any of its Subsidiaries. The Company shall take such action as shall be required to cause, pursuant to the Option Plans or any other compensation plan or arrangement with the Company, as applicable, each Option Plan to be cancelled as of the Effective Time.
Section 2.8    Payments at Closing.

(a)    At least three (3) Business Days prior to the Closing Date, the Company shall obtain (A) an invoice from each Person to whom any of the amounts described in clauses (i) and (ii) of the definition of Unpaid Transaction Expenses is owed and (B) a payoff and (if applicable) lien release letter, in customary form, from all lenders of Funded Indebtedness (each, a “Payoff Letter”) and deliver a copy of each such Payoff Letter to Buyer. At Closing, the Company shall cause to be made the payments referenced in such Payoff Letters on the Closing Date in order to discharge the Unpaid Transaction Expenses and Funded Indebtedness covered thereby in their entireties.
(b)    At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a certificate (the “Estimated Closing Date Schedule”) setting forth its calculation of the Aggregate Option Exercise Amount and the number of Fully Diluted Shares Outstanding and its good faith estimate in reasonable detail of (i) the amount of Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (iii) Funded Indebtedness, (iv) the Unpaid Transaction Expenses, and (v) the computation of the Net Merger Consideration based on the foregoing, in each case in form reasonably satisfactory to Buyer.
Section 2.9    Payment of Consideration; Surrender of Certificates.
(a)    Illinois Stock Transfer Company (the “Paying Agent”) shall act as paying agent. At least 30 days prior to the anticipated Closing Date, Buyer shall cause the Paying Agent to mail to each holder of record of a Stock Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, a letter of transmittal and instructions in customary form to be mutually agreed between Buyer and the Company prior to the Closing Date (the “Letter of Transmittal”).
(b)    At the Effective Time, subject to Section 9.5, Buyer shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares), for payment through the Paying Agent in accordance with this Section 2.9, cash in an amount equal to the Aggregate Stockholder Closing Proceeds (less any amounts that Buyer shall cause the Surviving Corporation to deposit with the Paying Agent on Buyer’s behalf immediately after the Effective Time) (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions from the Seller Representative, make the payments provided for in Section 2.6 out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. Upon surrender of a

Stock Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Stock Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor (subject to the provisions of Section 2.11) the applicable Per Share Cash Consideration payable in respect of each share of Company Capital Stock previously represented by such Stock Certificate or such Book-Entry Share, and the Stock Certificate or Book-Entry Share so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Stock Certificate or Book-Entry Share so surrendered is registered, if such Stock Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.9, subject to the provisions of Section 2.11, each Stock Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the applicable Per Share Cash Consideration in respect of each share of Company Capital Stock represented by such Stock Certificate or such Book-Entry Share. No interest shall be paid or accrue on any cash payable upon surrender of any Stock Certificate or Book-Entry Share. The applicable Per Share Cash Consideration delivered upon the surrender for exchange of Stock Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares in respect of each share of Company Capital Stock previously represented by such Stock Certificates or such Book-Entry Shares in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and from and after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.
(c)    Each holder of Vested Options, but excluding any Out of the Money Options, shall be entitled to receive from the Surviving Corporation in exchange therefor the aggregate Option Consideration payable in respect of the shares of Common Stock underlying such Vested Option. The aggregate Option Consideration delivered in respect of each such Vested Option (whether paid by the Surviving Corporation to such Optionholder or payable in accordance with the terms of this Agreement and the Escrow Agreement) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such Vested Option.

(d)    Any portion of the Payment Fund that remains undistributed to the holders of Stock Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to Buyer, upon demand, and any holder of a Stock Certificate or a Book-Entry Share who has not previously complied with this Section 2.9 prior to the end of such six (6) month period shall thereafter look only to Buyer for payment of its claim for the applicable Per Share Cash Consideration in respect of each share of Company Capital Stock represented by such Stock Certificate or such Book-Entry Share.
(e)    To the extent permitted by applicable Law, none of any Buyer Party, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Net Merger Consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.
(f)    The Paying Agent shall invest any cash included in the Payment Fund as directed by Buyer with the consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Payment Fund and be payable to Buyer.
(g)    Each of the Buyer Parties, the Company, the Surviving Corporation, the Paying Agent and any Affiliate of the foregoing shall be entitled to deduct and withhold from the Net Merger Consideration or consideration otherwise payable pursuant to this Agreement to any Stockholder, Cash-Out Optionholder or other Person, such amounts as such payor reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. To the extent that amounts are so withheld by any Buyer Parties, the Company, the Surviving Corporation, the Paying Agent or any of their Affiliates, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person, in respect of which such deduction and withholding was made by such Buyer Parties, the Company, the Surviving Corporation, the Paying Agent or any of their Affiliates, as the case may be.
Section 2.10    Escrow Account. Prior to or simultaneously with the Effective Time, Buyer and the Seller Representative shall enter into the Escrow Agreement with the Escrow Agent. At the Effective Time, Buyer shall deposit by wire transfer of immediately available funds to the account designated by the Escrow Agent at least three (3) Business Days prior to Closing (the “Escrow Account”), the Escrow Amount. Distributions of any cash from the Escrow Account shall be governed by the terms and conditions of this Agreement and the Escrow Agreement.

Section 2.11    Appraisal Rights.
(a)    Notwithstanding anything in this Agreement to the contrary, but without limiting the consequence of any notice delivered pursuant to the Drag Letter, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who, in accordance with Section 262 et seq. of the DGCL (the ”Appraisal Rights Provisions”) (i) have not voted in favor of adopting this Agreement or consented thereto in writing and (ii) shall have demanded properly in writing appraisal for such shares in accordance with the Appraisal Rights Provisions, and not effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the ”Dissenting Shares”), will not be converted as described in Section 2.6, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Capital Stock held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Capital Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and retired and to have been converted, as of the Effective Time, into the right to receive the applicable Per Share Cash Consideration, without interest, in the manner provided in Section 2.6. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. If, after the Effective Time, any such Stockholder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon cease to be Dissenting Shares, including for purposes of Section 2.6, and shall be deemed to have been converted into, at the Effective Time, the right to receive the Per Share Cash Consideration as provided for in Section 2.6. The Company shall give Buyer prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Common Stock. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, neither any of the Buyer Parties nor the Company shall make, except with the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), any payment with respect to, or settle or offer to settle, any such demands for which the Indemnifying Parties would be required to provide indemnification under Section 9.2(a), unless Buyer agrees in writing to irrevocably forego indemnification on behalf of the Buyer Indemnified Parties for such payment and any related Losses.
(b)    Each dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Company Capital Stock shall be cancelled.
Section 2.12    Post-Closing Adjustment
(a)    Delivery of Closing Date Schedule. Within seventy-five (75) days following the Closing Date, Buyer, at its expense, shall prepare and deliver to the Seller Representative a statement (the “Closing Date Schedule”) setting forth, in reasonable detail (i) the Closing Net Working Capital, (ii) the Closing Cash (the “Closing Cash Amount”), (iii) the Funded Indebtedness, (iv) the Unpaid Transaction Expenses and (v) the computation of the Final Net Merger Consideration based on the foregoing. The Closing Date Schedule will be prepared in good faith, in accordance with the Accounting Principles. Provided the Company has available such information that is reasonably necessary to allow Buyer to prepare the Closing Date Schedule, if Buyer does not deliver the Closing Date Schedule prior to 75th day following the Closing Date, the Net Merger Consideration (together with all components thereof), as set forth on the Estimated Closing Date Schedule, shall be determinative for purposes of this Section 2.12 and shall be final, binding and non-appealable on all of the parties to this Agreement. The Seller Representative shall have the right to review the Closing Date Schedule for a period of thirty (30) days following the delivery of the Closing Date Schedule by Buyer (the “Review Period”). During the Review Period in connection with its review of the Closing Date Schedule, Buyer shall grant reasonable access to the Seller Representative and its accountants to the work papers, back-up materials and books and records used in preparing the Closing Date Schedule, at reasonable times and upon reasonable notice subject to the execution by the Seller Representative of a customary access letter, and any delay in making such documents and materials available shall result in an automatic extension of the Review Period by a number of days equal to such delay.
(b)    Objections. The Seller Representative shall have the right to object to any amount or computation appearing in the Closing Date Schedule on the basis of mathematical error or failure to prepare the Closing Date Schedule in accordance with this Agreement, by notifying Buyer in writing (such notice, a “Dispute Notice”) of such objections and setting forth in reasonable detail each disputed item, the amount disputed and the basis for the Seller Representative’s disagreement therewith, together with supporting calculations and the Seller Representative’s position as to the proper calculation of the Final Net Merger Consideration, prior to the expiration of the Review Period. If the Seller Representative does not deliver any Dispute Notice prior to the expiration of the Review Period, the Final Net Merger Consideration (together with all components thereof), as set forth on the Closing Date Schedule, shall be determinative for purposes of this Section 2.12 and shall be final, binding and non-appealable on all of the parties to this Agreement.
(c)    Resolution of Disputes. If the Seller Representative delivers a Dispute Notice prior to the expiration of the Review Period, the Seller Representative and Buyer shall, during the thirty (30) day period following the delivery of the Dispute Notice, attempt in good faith jointly to resolve the matters set forth in the Dispute Notice. In the event the Seller Representative and Buyer cannot resolve all of such matters by the end of such thirty (30) day period, either party may immediately engage the Neutral Accountant to resolve any items that remain in dispute. Each of Buyer and the Seller Representative shall present its position on the disputed items to the Neutral Accountant in writing within fifteen (15) days of the engagement of the Neutral Accountant, and the parties shall require the Neutral Accountant, within fifteen (15) days thereafter, acting as an expert and not an arbitrator, to resolve, based only on the presentations by Buyer and the Seller Representative and not by independent review, only the matters raised in the Dispute Notice and not resolved by the Seller Representative and Buyer including the revisions, if any, to be made to the Closing Date Schedule and the Final Net Merger Consideration. The resolution by the Neutral Accountant of such matters shall be within the range of the amounts claimed by the Seller Representative and Buyer in their written submissions to the Neutral Accountant and the Neutral Accountant shall be bound by the relevant definitions set forth in this Agreement. All fees, costs and expenses of the Neutral Accountant in connection with any dispute under this Section 2.12 shall be borne in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each party (as determined by the Neutral Accountant) bears to the total amount of the disputed items submitted to the Neutral Accountant.
(d)    Final Closing Date Schedule. The Closing Net Working Capital, Closing Cash Amount, the Funded Indebtedness, and the Unpaid Transaction Expenses finally determined pursuant to this Section 2.12, and the Final Net Merger Consideration based thereon, shall be determinative for purposes of this Section 2.12 and shall be final and binding on all of the parties to this Agreement. All components, and the amounts of such components, necessary to compute the final and binding Closing Net Working Capital, the Closing Cash Amount, the amount of the Funded Indebtedness, the Unpaid Transaction Expenses and the Final Net Merger Consideration based thereon are referred to herein, collectively, as the “Final Closing Date Schedule.”
(e)    Payment.
(i)    If the Final Net Merger Consideration as reflected on the Final Closing Date Schedule is less than the Net Merger Consideration, then the

Seller Representative and Buyer shall cause the Escrow Agent to disburse, from the Escrow Account, an aggregate amount equal to such shortfall to Buyer or its designee via wire transfer of immediately available funds no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule, but only to the extent of any funds then remaining in the Escrow Account.
(ii)    If the Final Net Merger Consideration as reflected on the Final Closing Date Schedule exceeds the Net Merger Consideration, then Buyer shall pay to the Paying Agent for the benefit of the holders of shares of Company Capital Stock and Vested Options (other than Out of the Money Options), and shall cause the Paying Agent (or, to the extent applicable, the payroll agent of Buyer or the Surviving Corporation) to disburse to such holders, an amount equal to such excess via wire transfer of immediately available funds no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule.
(f)    Final and Binding Working Capital Adjustment. Each party hereto acknowledges and agrees that the adjustment provisions set forth in this Section 2.12 shall be final and binding on Buyer and the Seller Representative with respect to (i) determining whether or not any adjustment is required be made to the Net Merger Consideration pursuant to this Agreement and (ii) determining the amount of any such adjustment. Without limiting the generality of the foregoing, it is expressly understood and agreed that no Buyer Indemnified Party shall be entitled to indemnification pursuant to Article 9 for any item taken into account in the determination of the Final Net Merger Consideration (including any item to the extent reflected on the Closing Date Schedule but not so reflected on the Final Closing Date Schedule) under this Article 2; provided, however, the foregoing shall not be construed to affect any Buyer Indemnified Party’s rights to obtain indemnification under Article 9 with respect to any factual matters unrelated to the issue of whether or not the item should have been included in the determination of components of Final Net Merger Consideration under this Article 2 based upon the methodologies set forth herein.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the Schedule of Exceptions of the Company delivered to Buyer concurrently with the parties’ execution of this Agreement (the “Schedule of Exceptions”) (each of which disclosures shall relate to and modify only the representation and warranty under which such disclosure is made and any other representation and warranty where the relevance of such disclosure to such other representation or warranty is reasonably apparent on its face), the Company hereby represents and warrants to the Buyer Parties the following matters:
Section 3.1    Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has full corporate power and authority to own or lease its properties and to conduct its businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted. The copies of the Company’s Organizational Documents, each as amended to date and each heretofore Delivered, are complete and correct, and no amendments thereto are pending. The Company is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.2    Authorization; Corporate Documentation. The Company has full corporate power and authority to enter into this Agreement and each Transaction Document to which it is or will be a party and to carry out the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and each Transaction Document to which the Company is or will be a party and the performance of the Company’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company other than obtaining the Stockholder Approval. This Agreement and each Transaction Document to which the Company is or will be a party will constitute valid and binding obligations of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). The affirmative vote of (i) holders of a majority of the outstanding shares of Company Capital Stock (with the Series A-1 Preferred Stock and Series A-2 Preferred Stock voting with the Common Stock on an as converted basis) and (ii) holders of a majority of Series A-1 Preferred Stock, by written consent of stockholders in lieu of meeting (the “Stockholder Approvals”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.
Section 3.3    Capitalization; Subsidiaries.

(a)    Section 3.3(a) of the Schedule of Exceptions accurately sets forth as of the date of this Agreement the authorized and outstanding capital stock of the Company and the name of each Stockholder and number and class or series of shares of capital stock held thereby. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable and have been offered, issued, sold and delivered in compliance in all material respects with applicable federal and state securities Laws, without giving rise to preemptive rights, rights of first refusal or other similar rights. The relative rights, preferences and other provisions relating to the capital stock of the Company are as set forth in the Company’s certificate of incorporation. There are no declared and unpaid dividends on the Series A-1 Preferred Stock or Series A-2 Preferred Stock.
(b)    Section 3.3(b) of the Schedule of Exceptions sets forth as of the date of this Agreement the name of each holder of Options, together with the number and class of shares for which such Options are exercisable, and with respect to each holder, the applicable vesting schedule (if any) and the applicable exercise price for each of such holder’s Options. Except as set forth on Section 3.3(a) of the Schedule of Exceptions or Section 3.3(b) of the Schedule of Exceptions, there are no outstanding shares of capital stock or other voting or equity interests, options, warrants, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There is no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company. There are no agreements of any kind that may obligate the Company to purchase, redeem or otherwise acquire any of its capital stock or other equity securities. None of the Options set forth in Section 3.3(b) of the Schedule of Exceptions is subject to accelerated vesting by reason of the transactions contemplated hereby or any subsequent sale (or change in control) of the Company or the Surviving Corporation.
(c)    There are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights to which the Company is a party or which are binding upon the Company with respect to the issuance, sale or redemption of the Company’s capital stock or any interests therein, (ii) no rights to have the Company register for sale to the public any of its capital stock in connection with the Laws of any jurisdiction and (iii) no documents, instruments or agreements to which the Company is a party or which are binding upon the Company relating to the voting of the Company’s voting securities or the governance, sale or transfer of the Company’s capital stock (including restrictions on the transfer of the Company’s capital stock). There are no declared or accrued but unpaid dividends with respect to any shares of the Company’s Capital Stock.

(d)    Section 3.3(d) of the Schedule of Exceptions sets forth a true, complete and correct list of the Company’s Subsidiaries, along with their jurisdiction of organization and the number of authorized and outstanding shares of capital stock and other equity interests. All of the issued and outstanding shares of capital stock or other equity securities of such Subsidiaries are, directly or indirectly, owned by the Company, free and clear of all Liens, other than Permitted Liens, and have been duly authorized and validly issued and are fully paid and nonassessable. Each of the Company’s Subsidiaries is validly existing and in good standing under the Laws of its jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. Each such Subsidiary has all corporate or other relevant organizational power and authority necessary to own or lease and operate its assets and to carry its business in the manner and in the places where such properties and assets are owned, leased and operated and such business is conducted. There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments or agreements to which such Subsidiary or the Company is a party or which are binding upon such Subsidiary or the Company providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiaries’ capital stock, or any agreements of any kind to which such Subsidiary is a party or which are binding upon such Subsidiary or the Company which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. The Company has previously Delivered true, correct and complete copies of the Organizational Documents of its Subsidiaries and no amendments to such Organizational Documents are pending. None of the Company or any of the Company’s Subsidiaries holds any equity or other voting interests in any Person other than the Companies Subsidiaries.
Section 3.4    No Breach. The execution, delivery and performance by the Company of this Agreement, each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, result in a breach of, constitute a default (whether after the giving of notice, lapse of time or both) under, result in a violation of, result in a loss of benefit under, accelerate any obligation under, give rise to a right of termination or cancellation of, or require the Company or any of its Subsidiaries to give any notice to or obtain any approval, consent or waiver of any Person under the Organizational Documents of the Company or any of the Company’s Subsidiaries, subject to obtaining the Stockholder Approval. Subject to the matters described in Section 3.26 and to obtaining the Stockholder Approval, the execution, delivery and performance by the Company of this Agreement, each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby do not and will not materially violate, materially conflict with, result in a material breach of, constitute a default

(whether after the giving of notice, lapse of time or both) under, result in a material violation of, result in a material loss of benefit under, accelerate any material obligation under, give rise to a right of termination or cancellation of, or require the Company or any of its Subsidiaries to give any notice to or obtain any approval, consent or waiver of any Person under (A) any order, writ, judgment, injunction, decree, determination or award (collectively, an ”Order”), Law, Material Contract, Lien (other than a Permitted Lien) or Governmental License to which the Company or any of its Subsidiaries is a party or by which the property of the Company or any of its Subsidiaries is bound, or (B) any other Contract to which the Company or any of its Subsidiaries is a party or by which the property of the Company or any of its Subsidiaries is bound, except in the case of this clause (B) for any such violation, conflict, breach, default, loss of benefit, acceleration, right of termination, cancellation, approval, consent or waiver that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 3.5    Governmental Licenses and Permits. Section 3.5 of the Schedule of Exceptions contains a complete listing of all material Governmental Licenses used in the conduct of its business. The Company and its Subsidiaries own or possess all right, title and interest in and to all of the material Governmental Licenses that are necessary to own and operate the business as presently conducted and they are in full force and effect in all material respects. The Company and each of its Subsidiaries are, and since September 29, 2011 have been, in compliance in all material respects with the terms and conditions of such material Governmental Licenses. There is not now pending or, to the Knowledge of the Company, threatened actions by or before any Governmental Authority to revoke, cancel, rescind, modify or refuse to renew any such material Governmental Licenses.
Section 3.6    Compliance with Law. The Company and its Subsidiaries are, and since September 29, 2011 have been, in compliance in all material respects with all applicable Laws promulgated by any Governmental Authority. No written notice has been received by the Company or any of its Subsidiaries since September 29, 2011 alleging a material violation of or material liability or material potential responsibility under any such Law.
Section 3.7    Title to Tangible Assets. The Company or one of its Subsidiaries own good, marketable and valid title, free and clear of all Liens, other than Permitted Liens, to all of the material personal property and assets shown on the FY13 Balance Sheet or acquired subsequent to December 31, 2013, that such material personal property and assets are in reasonably good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use. Nothing in this Section 3.7 shall be deemed a representation or warranty regarding Intellectual Property Rights.
Section 3.8    Intellectual Property.
(h)    Section 3.8(a) of the Schedule of Exceptions contains a complete and accurate list of all (i) Patents that are Company Registered IP (“Company Patents”), registered and material unregistered Marks owned by the Company or any of its Subsidiaries (“Company Marks”) and registered Copyrights owned by the Company or any of its Subsidiaries or exclusively licensed by the Company or any of its Subsidiaries (“Company Copyrights”), (ii) products and/or services currently or previously, performed, licensed, sold, distributed and/or otherwise made commercially available by or on behalf of the Company or any of its Subsidiaries (the “Products”), (iii) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries is granted rights by third Persons in Intellectual Property Assets of such third Persons (including any material agreements under which the Company or any of its Subsidiaries is granted rights to a third Person’s Marks for purposes of co-branding Products) other than Standard In Licenses (“Licenses In”), and (iv) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries has granted rights to third Persons in Company Intellectual Property Assets other than Standard Out Licenses (“Licenses Out”). Except as set forth in Section 3.8(a)(v) of the Schedule of Exceptions, the Company or any of its Subsidiaries is not a party to any exclusive Licenses In or exclusive Licenses Out. The Company has made available to Buyer an accurate copy the Company’s currently anticipated Product roadmap.
(i)    With respect to the Company Intellectual Property Assets purported to be owned by the Company or any of its Subsidiaries, the Company or such Subsidiary exclusively owns such Company Intellectual Property Assets and, without payment to a third party (other than registration and maintenance fees due to Governmental Authorities), the Company or such Subsidiary possesses valid and enforceable rights to such Company Intellectual Property Assets, free and clear of all Liens, other than Permitted Liens. With respect to Intellectual Property Assets of third parties used by the Company or any of its Subsidiaries under Licenses In (other than Standard In Licenses), such Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or a Subsidiary of the Company and, to the Knowledge of the Company, the other parties thereto, are enforceable against the Company or such Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(j)    The Company and its Subsidiaries own or have a valid right to use all material Intellectual Property Assets necessary to conduct the business as conducted as of the date hereof. For the avoidance of doubt, nothing set forth in this Section 3.8(c) is intended to, or shall constitute, a representation or warranty regarding infringement, dilution, violation or misappropriation of any Third Party IP Assets, which is solely addressed in Section 3.8(g) and Section 3.8(h) below.
(k)    All Company Intellectual Property Assets that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Company Registered IP”) are currently in compliance with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Knowledge of Company, are valid and enforceable.
(l)    None of the Company Registered IP is subject to any maintenance fees or taxes or actions falling due within 90 days after the date of this Agreement.
(m)    Since September 29, 2011 through the date of this Agreement, none of the Company Registered IP has been, or currently is, subject to any proceedings or actions before any court or tribunal (including the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party or in which claims are raised relating to the validity, enforceability, scope, ownership, infringement, dilution or violation of any of the Company Registered IP (including any interference, reissue, reexamination or opposition proceeding). To the Knowledge of the Company, there is no patent or patent application of any third Person that potentially interferes with a Company Patent. All products made, used or sold under the Company Patents have been marked with the proper patent notice.
(n)    Since September 29, 2011 through the date of this Agreement, there has not been, nor are there currently, any pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging (i) that any of the operation of the business of the Company or any of its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Product infringes, misappropriates, dilutes or violates (or in the past infringed, misappropriated, diluted or violated) the rights of third Persons in or to any Intellectual Property Assets (“Third Party IP Assets”), or (ii) that any of the Company Intellectual Property Assets are invalid or unenforceable.

(o)    Neither the Company nor any of its Subsidiaries have entered into any agreement to indemnify any other Person against any claim of infringement, misappropriation, dilution or violation of any Intellectual Property Assets, except in the ordinary course of business. Neither the operation of the business of the Company or any of its Subsidiaries, nor the manufacture, use, importation, offer for sale and/or sale of any Product infringes, dilutes or violates (or since September 29, 2011 through the date of this Agreement infringed, diluted or violated) or constitutes a misappropriation of (or since September 29, 2011 through the date of this Agreement constituted a misappropriation of) (A) any Third Party IP Asset, other than the rights of any third Person under any Patent, and (B) to the Knowledge of the Company, the rights of any third Person under any Patent.
(p)    Neither the Company nor any of its Subsidiaries are a party to any settlements, covenants not to sue, consents, judgments, or orders or similar obligations (other than licenses of the Company Intellectual Property Assets granted by the Company in the ordinary course of business) that: (i) restrict in any material respect the Company’s or any of its Subsidiaries’ rights to use any Company Intellectual Property Asset(s), (ii) restrict in any material respect the Company’s or any of its Subsidiaries’ respective businesses, in order to accommodate the use of a third Person’s Intellectual Property Assets, or (iii) permit, as a term, condition or obligation of such settlements, covenants not to sue, consents, judgments, or orders or similar obligations (other than licenses of the Company Intellectual Property Assets granted by the Company in the ordinary course of business), third Persons to use any Company Intellectual Property Assets(s).
(q)    All former and current employees, consultants and contractors of the Company or any of its Subsidiaries that were or are involved in or contributed to the development of any Company Intellectual Property Assets or Products have executed written instruments with the Company or such Subsidiary that assign to the Company or such Subsidiary all rights, title and interest in and to any and all (i) inventions, improvements, ideas, discoveries, writings and other works of authorship relating at the time of conception, development or reduction to practice to the business of, and invented in connection with performing services for, the Company or such Subsidiary and (ii) Intellectual Property Assets therein; in each case where any Company Registered IP is held by Company or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office, U.S. Copyright Office and all similar offices and agencies anywhere in the world that require the same in which foreign counterparts are registered or issued.
(r)    To the Knowledge of the Company, there is no, nor has there been since September 29, 2011 through the date of this Agreement, any infringement, misappropriation or violation by any third Person of any of the Company Intellectual Property Assets or the Company’s or any of its Subsidiaries’ rights therein or thereto.

(s)    The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or any of its Subsidiaries that the Company or any of its Subsidiaries intend to maintain as a Trade Secret (the “Company Trade Secrets”) or which the Company or any of its Subsidiaries has a legal obligation to maintain as confidential, including requiring each Company or Subsidiary employee and consultant and any third Person with access to such Trade Secrets to execute a written confidentiality agreement, all copies or forms of which have been Delivered and, to the Company’s Knowledge, there has not been any material breach by any party to any such confidentiality agreements.
(t)    Neither the Company nor any of its Subsidiaries have granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products. Neither the Company nor any of its Subsidiaries have provided or disclosed any source code of any Product to any third Person or entity.
(u)    To the Knowledge of the Company, the software and information technology systems used by the Company or any of its Subsidiaries do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, “Trojan horses”, “spyware”, “malicious code”, (collectively “Malware”) or any other similar devices designed to, without the knowledge and authorization of the Company, disrupt, disable, harm or interfere with the operation of the business, including any Intellectual Property Assets and the integrity of data or any information produced by such software or information technology systems.
(v)    Neither the Company nor any of its Subsidiaries have inserted, directed or authorized any third Person to insert, into any Products any Malware, or any other devices or programs that disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner that does not conform with or is not intended by the design specifications of such Products.
(w)    (A) All Products contain, incorporate, link or call to or otherwise use Free or Open Source Software, and (B) except as set forth on Section 3.8(p) of the Schedule of Exceptions, any incorporation, linking, calling or other use by the Company or any of its Subsidiaries of any Free or Open Source Software does not obligate the Company or any of its Subsidiaries to disclose, make available, license, offer or deliver any portion of the source code of any Product or any proprietary software material to the business of the Company and its Subsidiaries (other than third party components thereof) to any third Person, or impose any restriction on the consideration to be charged for the distribution of any Product.

(x)    The computer, information technology and data processing systems, facilities and services used by the Company or any of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company or such Subsidiaries (collectively, “Systems”), are reasonably sufficient for the existing operations of the Company and its Subsidiaries as conducted through the Closing Date.
(y)    For purposes of this Agreement,
(i)    “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries for which the Company or any such Subsidiary has the first right to prosecute and enforce. “Company Intellectual Property Assets” includes, without limitation, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.
(ii)    “Intellectual Property Assets” means any and all of the rights in the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, and rights in inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases, software and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, ”Copyrights”); (D) rights in trade secrets, know-how, confidential or proprietary information (collectively, “Trade Secrets”); and (E) any and all goodwill and other intellectual property rights and/or proprietary rights relating to any of the foregoing.
(iii)    “Free or Open Source Software” means any software (in source or object code form) licensed from a third party under (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge.
(iv)    “Standard In License” means Contracts under which the Company or its Subsidiaries: (A) obtains licenses to commercial off the shelf software in executable code form which is made available for a total cost of less than $25,000 per year for a license for a single user or work station, (B) enters non-disclosure agreements in the ordinary course of business, (C) obtains non-exclusive licenses from service providers in the ordinary course of business for Intellectual Property Assets that are not embodied in the Products, and (D) obtains Free or Open Source Software.
(v)    “Standard Out License” means the following Contracts under which the Company or its Subsidiaries: (A) grants non-exclusive end user licenses to its Products in the ordinary course of business, (B) grants non-exclusive licenses to service providers in the ordinary course of business solely to enable such service provider to perform services for the Company or its Subsidiaries, (C) enters non-disclosure agreements in the ordinary course of business.
Section 3.9    Contracts.
(a)    Except for Contracts listed on Section 3.9(a) of the Schedule of Exceptions (true and complete copies of which have been Delivered) (collectively, the “Material Contracts”), as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to or subject to:
(i)    any employment Contract or Contract for employment services that requires Annual Payments of more than $250,000 in total cash compensation and that is not terminable on thirty (30) or fewer calendar days’ notice by the Company or a Subsidiary of the Company without liability for any penalty or severance payment;
(ii)    any Contract or group of related Contracts for the purchase of any commodity, material or equipment with respect to which the Company or any of its Subsidiaries made Annual Payments in excess of $250,000;

(iii)    any other Contracts or group of related Contracts creating any obligation of the Company or of its Subsidiaries with respect to which the Company or any of its Subsidiaries made Annual Payments in excess of $250,000;
(iv)    any Contract or group of Contracts requiring the purchase of all or substantially all of its requirements of a particular product from a vendor or supplier;
(v)    any Contract relating to capital expenditures and involving payments in excess of $250,000;
(vi)    any Contract containing continuing delivery obligations with dealers, distributors or sales representatives;
(vii)    any Contract containing covenants limiting the freedom of the Company or any Subsidiary of the Company to compete in any line of business or with any Person (including non-solicitation and similar clauses);
(viii)    any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person;
(ix)    any Contract related to Indebtedness of the Company or any of its Subsidiaries of more than $250,000;
(x)    any Contract under which any Person (other than the Company or any of the Company’s Subsidiaries) has directly or indirectly guaranteed any liabilities or obligations of the Company or any of the Company’s Subsidiaries, other than endorsements for the purpose of collection in the ordinary course of business;
(xi)    any Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person (which shall not include advances made to a non-officer employee of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);
(xii)    any Contract containing restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of any Subsidiary of the Company;
(xiii)    any lease or agreement under which it is the lessee of, holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000 or lease or agreement under which it is the lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $250,000;
(xiv)    any Contract or group of related Contracts with any of the Top 20 Customers, Top 10 Distributors or Top 5 Partners, other than purchase orders with any of the Top 20 Customers involving Annual Payments of not more than $500,000 or with any of the Top 10 Distributors or Top 5 Partners involving Annual Payments of not more than $250,000;
(xv)    any Contract with any officer, director or Affiliate of the Company or any of its Subsidiaries, other than any Company Employee Program;
(xvi)    any shareholder, limited liability company, joint venture, partnership, manufacturer, development or supply agreement or other similar Contract which involves a sharing of revenues or profits by the Company or any Subsidiary of the Company with any other Person;
(xvii)    any royalty or similar Contract requiring the payment of the revenues or profits of the Company or any Subsidiary of the Company to a third party;
(xviii)    any Contract involving fixed price or fixed volume arrangements not entered into in the ordinary course of business;
(xix)    any Contract constituting an In License or an Out License.
(xx)    any acquisition, merger, disposition, sale or other agreement relating to the acquisition or disposition of any business (including by way of asset acquisition) or capital stock of any Person or any real property;
(xxi)    any Contract under which the Company or any of its Subsidiaries have any remaining obligation with respect to an “earn-out,” contingent purchase price, or similar contingent payment obligation in connection with any consulting arrangement or any acquisition, merger, disposition, sale or other agreement relating to the acquisition or disposition of any business (including by way of asset acquisition) or capital stock of any Person or any real property; or
(xxii)    any Contract with any Governmental Authority.
(b)    All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or a Subsidiary of the

Company and, to the Knowledge of the Company, the other parties thereto, are enforceable against the Company or such Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). As of the date of this Agreement, neither the Company nor any Subsidiary of the Company is in default in any material respect in complying with any provisions of any Material Contract, nor has the Company or any Subsidiary of the Company received written notice of any such default since January 1, 2014 through the date of this Agreement. As of the Closing, neither the Company nor any Subsidiary of the Company is in default in complying with any provisions of any Material Contract, nor has the Company or any Subsidiary of the Company received written notice of any such default since the date of this Agreement through the Closing, except for any such default that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or written threat to terminate any Material Contract since January 1, 2014 through the date of this Agreement. As of the Closing, neither the Company nor any of its Subsidiaries has received any written notice or written threat to terminate any Material Contract since the date of this Agreement through the Closing, except for any such termination that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.
(c)    No claim for indemnification for a breach of representation or warranty was asserted pursuant to the Agreement and Plan of Merger, dated August 26, 2011, among the Company and the other parties named therein, by “Buyer” (as defined therein).
Section 3.10    Litigation. As of the date of this Agreement, there is no, and since September 29, 2011 there has not been any, litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule or order or investigation of any nature by or before any Governmental Authority pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the Closing, neither the Company nor any Subsidiary of the Company shall be subject to any matter of a type described in the immediately preceding sentence arising since the date of this Agreement, except for any such matter that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against the Company or any of its Subsidiaries.

Section 3.11    Financial Statements.
(g)    Section 3.11(a) of the Schedule of Exceptions contains the following financial statements (the “Financial Statements”):
(i)    the unaudited consolidated balance sheet of the Company as of December 31, 2013 (the “FY13 Balance Sheet”) and the related unaudited consolidated statements of income, retained earnings and cash flows for the annual period then ended (the “FY13 Statement” and together with the FY13 Balance Sheet, the “FY13 Financial Statements”);
(ii)    the audited consolidated balance sheet of the Company as of December 31, 2012 and 2011, and the related audited consolidated statements of income, retained earnings and cash flows for the annual periods then ended (including the auditor’s reports thereon); and
(iii)    the unaudited balance sheet of the Company as of March 31, 2014, and the related unaudited statements of income, retained earnings and cash flows for the three-month period then ended (the “Interim Statement”).
(h)    The foregoing Financial Statements, and, when provided pursuant to Section 5.13, the financial statements referred to therein, present fairly in all material respects the consolidated financial condition as of the date thereof and the results of operations of the Company throughout the periods covered thereby, in each case determined in accordance with GAAP consistently applied throughout the periods indicated (except that (i) the FY13 Financial Statements, the Interim Statement and the monthly financial statements provided pursuant to Section 5.13 lack footnote disclosures and other presentation items that are in conformity with GAAP, and do not include certain GAAP adjustments normally booked in conjunction with the year-end audit, none of which, individually or in the aggregate, shall be material to the Company and its Subsidiaries taken as a whole and (ii) the FY13 Draft Audited Financial Statements, when provided pursuant to Section 5.13, may not be in conformity with GAAP with respect to the matters listed on Section 5.13 of the Schedule of Exceptions). Neither the Company nor any of its Subsidiaries has entered into any securitization transactions, off-balance sheet arrangements, synthetic leases, sale/leaseback arrangements or arrangements providing for the factoring of receivables or entered into any transaction involving the use of special purposes entities for any of the foregoing.
(i)    The accounts receivable of the Company reflected in the Financial Statements, and all accounts receivable arising subsequent to the date of the FY13

Balance Sheet, (i) arose from bona fide transactions in the ordinary course of business consistent with past practice and (ii) are recorded in accordance with GAAP. The reserve set forth on the FY13 Balance Sheet against the accounts receivable for bad debts has been calculated in a manner consistent with GAAP and with the past practices of the Company. The accounts receivable reflected on the FY13 Balance Sheet (net of allowances for doubtful accounts as reflected therein) are valid receivables, are not subject to any set-off or counterclaim. Neither the Company nor any Subsidiary of the Company has any accounts receivable or loans receivable from any Person which is affiliated with it or any of its directors, officers or any stockholders. No representation or warranty set forth in this Section 3.11(c) shall be construed as a guarantee of collectability of any accounts receivable of the Company or any of its Subsidiaries.
(j)    The Company has not received any written correspondence from any independent accounting firm that has conducted a review or audit of the financial statements for the Company that identifies any “material weakness” or “significant deficiency” with respect to the accounting practices, procedures or policies of, or internal accounting controls employed by, the Company.
(k)    The Company has no Liabilities except for (i) the Liabilities reflected or adequately reserved against on the FY13 Balance Sheet or Interim Statement, (ii) Liabilities incurred in the ordinary course of business since the date of the FY13 Balance Sheet, (iii) Liabilities incurred in connection with the transactions contemplated hereby, (iv) Liabilities for executory obligations under the Contracts of the Company or any of its Subsidiaries, and (v) Liabilities that are not material to the Company and its Subsidiaries, taken as a whole. The Company has not guaranteed, and is not otherwise liable for, any material Indebtedness of any other Person (other than a Subsidiary of the Company).
(l)    The Company and its Subsidiaries maintain a set of policies that, to the Knowledge of the Company, are sufficient to provide reasonable assurance that in all material respects: (i) transactions are executed in accordance with the Company’s policies; and (ii) access to assets is permitted in accordance with management’s general or specific authorization.
Section 3.12    Tax Matters.
(a)    The Company and each Subsidiary of the Company has filed all Tax Returns required to be filed by the Company and its Subsidiaries. All such Tax Returns have been prepared in accordance with the provisions of the applicable Tax Laws and are true, correct and complete in all material respects.

(b)    The Company and each Subsidiary of the Company has timely paid or caused to be paid all Taxes of the Company and each Subsidiary of the Company (whether or not shown as due on any Tax Return). The unpaid Taxes of the Company and its Subsidiaries (i) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Statement of the Company and its Subsidiaries and (ii) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company and its Subsidiaries in filing its Tax Returns. The Company and each Subsidiary of the Company has (x) properly withheld or collected all amounts required to be withheld or collected and remitted by it in respect of any amounts paid or owing by the Company or any of its Subsidiaries to any employee, independent contractor, creditor, shareholder or other third party and (y) has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority.
(c)    (i) There has not been any audit investigation, examination, assessment or other administrative or judicial proceeding with respect to any Tax of the Company or any of its Subsidiaries, or of any Tax Return filed by or with respect to the Company or any Subsidiary of the Company (each, a “Tax Contest”) for which the applicable statute of limitations has not expired, no Tax Contest is in progress, and, to the Knowledge of the Company, no such Tax Contest is contemplated or pending and (ii) no claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(d)    Neither the Company nor any Subsidiary of the Company (i) has been a member of an “Affiliated Group” filing a combined, consolidated, or unitary Tax Return other than an Affiliated Group of which the Company is the parent or (ii) has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor, by contract or otherwise.
(e)    Neither the Company nor any Subsidiary of the Company has been a party to any Tax allocation, indemnification or sharing agreement that will have continuing effect after the Closing. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
(f)    Neither the Company nor any Subsidiary of the Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than any automatic extension for which approval of a Governmental Authority is not required).

(g)    The Company has made available to the Buyer Parties all income and other material Tax Returns filed by it or any of its Subsidiaries after December 31, 2010.
(h)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations nor been requested to waive any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency with respect to Taxes.
(i)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)    Each of the Company and its Subsidiaries is, and has always been, an accrual method taxpayer. Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Code Section 108(i) (or any corresponding or similar provision of state, local or foreign Tax Law).
(k)    Neither the Company nor any Subsidiary of the Company has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Tax Law).
(l)    Section 3.12(l) of the Schedule of Exceptions sets forth all countries, states, provinces, cities, and other jurisdictions in which the Company and each of its Subsidiaries currently files or, at any time during the past four year, has filed Tax Returns.
(m)    Neither the Company nor any of its Subsidiaries has, within the past six years, participated in a transaction described in Section 355 of the Code.
(n)    All transactions occurring between the Company and its Subsidiaries, or between any of the Subsidiaries, are in material compliance with all

“transfer pricing” rules promulgated by any Governmental Authority under which such transactions are subject (including, but not limited to, Section 482 of the Code).
(o)    The aggregate amount of accrued but unpaid Taxes of the Company and its Subsidiaries as of the Closing Date do not exceed the provision for Taxes reflected as current or non-current liabilities in the Final Closing Date Schedule.
(p)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by a Governmental Authority with or in respect of the Company or any of its Subsidiaries.
Section 3.13    Employee Benefit Plans
(a)    Section 3.13(a) of the Schedule of Exceptions sets forth a true, complete and correct list as of the date of this Agreement of every material Company Employee Program. As used in this Agreement, “Company Employee Program” means each Employee Program that is Maintained by the Company or any ERISA Affiliate, or with respect to which the Company of any of its Subsidiaries has or may have any liability.
(b)    True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been Delivered: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.
(c)    Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination, and, to the Knowledge of the Company, no event has occurred that would adversely affect the qualification of such Company Employee Program.

(d)    Each Company Employee Program is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs have been made and all payments and contributions not yet due have been made or paid or have been accrued in accordance with GAAP, consistently applied, in each case in accordance with the terms of the applicable Company Employee Program and applicable Law.
(e)    No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.
(f)    Neither the Company nor any ERISA Affiliate has ever Maintained any Company Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or that is or was a Multiemployer Plan.
(g)    None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and neither the Company nor any of its Subsidiaries has ever promised to provide such post-termination benefits.
(h)    Each Company Employee Program that is a “plan” within the meaning of Section 3(3) of ERISA may be amended, terminated, or otherwise modified after the Closing to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program.
(i)    The per share exercise price of each Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Option (and as of each later modification thereof within the meaning of Section 409A of the

Code) determined in a manner consistent with Section 409A of the Code. Since December 31, 2004 and through December 31, 2008, each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and Maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. From and after January 1, 2009, each NQDC Plan has been, in all material respects, operated and Maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(j)    Except as set forth on Section 3.13(j) of the Schedule of Exceptions, no Company Employee Program is subject to the Laws of any jurisdiction outside the United States (each such Company Employee Program, a “Foreign Company Employee Program”). With respect to any Foreign Company Employee Program, (i) all Foreign Company Employee Programs have been established, Maintained and administered in material compliance with their terms and all applicable statutes, Laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority or instrumentality; and (ii) all Foreign Company Employee Programs that are required to be funded are fully funded, and with respect to all other Foreign Company Employee Programs, adequate reserves therefore have been established on the accounting statements of the Company or the applicable Subsidiary of the Company in accordance with GAAP, consistently applied.
(k)    Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries; (ii) limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or a Subsidiary of the Company.
(l)    For purposes of this Agreement:

(i)    “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans, agreements or arrangements providing compensation to employee and non-employee directors or other individual service providers. In the case of a Company Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.
(ii)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(iii)    An entity “Maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, in all cases other than with respect to Section 3.13(f), for or on behalf of any current or former employee, officer, director or other service provider of the Company or any Subsidiary of the Company (or their spouses, dependents, or beneficiaries).
(iv)    An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
(v)    “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.
Section 3.14    Insurance. Section 3.14 of the Schedule of Exceptions lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date and type of coverage) held by

Company or any Subsidiary of the Company, copies of which have been Delivered. All such insurance policies (or other insurance policies providing substantially similar insurance coverage) have been in effect continuously since September 29, 2011 and all such insurance policies are in full force and effect. There are currently no claims pending against the Company or any of its Subsidiaries under any insurance policies currently in effect and covering their respective businesses, and all premiums due and payable with respect to such policies have been paid to date. To the Knowledge of the Company, there is no threatened termination of any such policies or arrangements and no written notice of any such termination has been received as of the date hereof.
Section 3.15    Environmental Matters. The Company and its Subsidiaries have obtained and possess all Government Licenses required under applicable Laws concerning pollution or protection of the environment, in each case in effect on or prior to the date of this Agreement, including all such Laws relating to the emission, discharge, release or threatened release of any petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands (“Environmental Laws”). The Company and its Subsidiaries are and since September 29, 2011 have been in compliance in all material respects with all terms and conditions of such Government Licenses and are and have been in compliance in all material respects with all other Environmental Laws. No hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, “Hazardous Material”) has been generated, used, handled, stored, treated, piled, released, discharged, disposed, or transported by any activity of the Company or any of its Subsidiaries, on, in, under or from any real property owned, leased or operated by the Company or any of its Subsidiaries, except in compliance in all material respects with the terms and conditions of applicable Government Licenses and Environmental Laws.
Section 3.16    Customers, Distributors and Partners. Section 3.16 of the Schedule of Exceptions sets forth the name of the top twenty (20) customers and the top ten (10) distributors of the Company and its Subsidiaries based on the revenues of the Company (on a consolidated basis) for the fiscal year ended December 31, 2013 and the 3-months ended March 31, 2014 (the “Top 20 Customers” and “Top 10 Distributors,” respectively) together with the names of the top five (5) persons or entities with which the Company or any of its Subsidiaries has a material strategic partnership or similar relationship based on the revenues of the Company (on a consolidated basis) for the fiscal year ended December 31, 2013 (the “Top 5 Partners”). As of the date of this Agreement, since January 1, 2014 through the date of this Agreement, none of the Top 20 Customers, Top 10 Distributors or Top 5 Partners has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries or has materially decreased its usage or purchase of the services or products of the Company or any of its Subsidiaries. As of the Closing, since the date of this Agreement through the Closing, none of the Top 20 Customers, Top 10 Distributors or Top 5 Partners has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries or has materially decreased its usage or purchase of the services or products of the Company or any of its Subsidiaries, except for any such termination or decrease that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, since September 29, 2011 through the date of this Agreement, none of the Top 20 Customers, Top 10 Distributors or Top 5 Partners has, to the Knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or its Subsidiaries or to materially decrease or limit its usage, purchase or distribution of the services or products of the Company and its Subsidiaries. As of the Closing, since the date of this Agreement through the Closing, none of the Top 20 Customers, Top 10 Distributors or Top 5 Partners has, to the Knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or its Subsidiaries or to materially decrease or limit its usage, purchase or distribution of the services or products of the Company and its Subsidiaries, except for any such termination, cancellation, modification, decrease or limitation that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.
Section 3.17    Suppliers. As of the date of this Agreement and within the last twelve (12) months prior to the date of this Agreement, no supplier that the Company or any of its Subsidiaries has paid or is under contract to pay $500,000 or more (“Suppliers”) has cancelled, materially modified, or otherwise terminated its relationship with the Company or its Subsidiaries, or materially decreased its services, supplies or materials to the Company or its Subsidiaries, nor to the Knowledge of the Company, does any Supplier have any plan or intention to do any of the foregoing. As of the Closing, since the date of this Agreement through the Closing, no Supplier has cancelled, materially modified, or otherwise terminated its relationship with the Company or its Subsidiaries, or materially decreased its services, supplies or materials to the Company or its Subsidiaries, nor to the Knowledge of the Company, does any Supplier have any plan or intention to do any of the foregoing, except for any such cancellation, modification, termination or decrease that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.
Section 3.18    Real Property.
(a)    Section 3.18(a) of the Schedule of Exceptions sets forth the address of each Leased Real Property facility of the Company and its Subsidiaries (“Leased Premises”) and identifies each lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addendum, riders and other documents constituting a part thereof for each Leased Premises (the “Leases” and, each individually, a “Lease”). The Company or one of its Subsidiaries holds a valid and existing leasehold interest under each such Lease free and clear of any Liens, except Permitted Liens. The Company has Delivered true and complete copies of each of the Leases.
(b)    With respect to each of the Leases: (i) such Lease is legal, valid, binding and enforceable against the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other party or parties thereto, and is in full force and effect, (ii) the transactions contemplated hereby do not require the consent of any other party to such Lease and will not result in a material breach of or default under such Lease, and (iii) neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no other party to such Lease is in material breach or default under any such Lease.
(c)    The rental set forth in each Lease relating to the premises covered by such Lease is the actual rental being paid, and there are no other agreements or understandings with respect to the same. To the extent that the buildings and other improvements located upon or used in connection with the premises are operated by the Company or its Subsidiaries, such buildings and other improvements are operated in conformity in all material respects with all applicable Laws and regulations and are in reasonably good condition and repair, except for reasonable wear and tear.
(d)    The Leased Real Property identified in Section 3.18(a) of the Schedule of Exceptions comprises all of the real property used in the operation of the Company’s business. Neither the Company nor any Subsidiary of the Company owns any real property or any interest in any real property, other than the Leased Real Property identified in Section 3.18(a) of the Schedule of Exceptions.
Section 3.19    Transactions with Certain Persons.
(a)    No officer of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer (i) has any material financial interest in any creditor, competitor, manufacturer, agent, representative, distributor, provider, supplier or customer of the Company or any of its Subsidiaries; or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any Subsidiaries uses in the conduct of their respective businesses, except, in each case, for any such ownership or interest resulting from the ownership of not more than one percent (1%) of the outstanding capital stock of a public company.

(b)    No director, officer or employee of the Company or any of its Subsidiaries or holder of shares of Company Capital Stock representing more than 5% of the Fully Diluted Shares Outstanding, or to the Knowledge of the Company, member of the immediate family of any such Person, or to the Knowledge of the Company, any corporation, partnership, trust or other entity which is an Affiliate of such Person or of any such immediate family member is a party to any transaction with the Company or any of its Subsidiaries, including any Contract or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than any Company Employee Program listed on Section 3.13(a) of the Schedule of Exceptions and Delivered. Notwithstanding anything to the contrary set forth in this Agreement, no representation or warranty is being made pursuant to this Section 3.19 with respect to any such transaction, Contract or arrangement with any of the portfolio companies of TA XI, L.P. to the extent such transaction, Contract or arrangement contain material terms that were negotiated on an arm’s length basis.
Section 3.20    Employees; Labor Matters.
(a)    Section 3.20(a) of the Schedule of Exceptions sets forth a complete and accurate list of all of the respective directors, officers and employees of the Company and each of its Subsidiaries, identifying for each such individual his or her employer (whether the Company and/or any of its Subsidiaries), his or her position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, full-time or part-time status and active/inactive status (and if inactive, the type of leave and estimated return date).
(b)    Neither the Company nor any of its Subsidiaries employs any independent contractors, temporary employees, leased employees or any other servants or agents that received Annual Payments of more than $50,000 and are compensated other than through reportable wages paid by the Company or any of its Subsidiaries (collectively, “Contingent Workers”). To the extent the Company or its Subsidiaries utilizes Contingent Workers, the Company and its Subsidiaries have properly classified and treated them in accordance with applicable Laws and for purposes of all Employee Programs and perquisites.
(c)    Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees or Contingent Workers for any wages, salaries, commissions, bonuses, severance, termination pay, consulting fees or other direct compensation or remuneration for any services performed therefore or amounts required to be reimbursed to such employees or Contingent Workers. Each of the Company and its Subsidiaries is, and since September 29, 2011 has been, in compliance in all material respects with all applicable Laws and regulations respecting labor, employment, fair employment practices, human rights, pay equity, terms and conditions of employment, occupational safety and health, workers’ compensation, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is, and since September 29, 2011 has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. Neither the Company nor any of its Subsidiaries has ever implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), mass termination provisions of any applicable employment standards legislation (the ”Mass Termination” provisions) or any similar federal, state, provincial or local Law or regulation and no layoffs that could implicate such Laws or regulations up through and including the Closing Date are currently contemplated or have been effected within the six (6) months prior to Closing; provided, that Buyer does not terminate the employment of a sufficient number of the employees of the Company and its Subsidiaries so as to trigger WARN Act obligations or Mass Termination obligations. Neither the Company nor any Subsidiary of the Company has a written policy, practice, plan or program of paying severance pay or any written form of severance compensation in connection with the termination of employment. There are no grievances, complaints or charges that have been filed against the Company or any Subsidiary of the Company under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. There are no collective bargaining agreements, Contracts or understandings with a labor union or labor organization that are in effect or are currently being negotiated by the Company or any Subsidiary of the Company. No labor union, labor organization, or works council represents or has represented any employees of the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened in writing, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary of the Company. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice of the pending or threatened resignation of any officer of the Company or any employee listed on Section 3.20(a) of the Schedule of Exceptions.
Section 3.21    Brokers. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this

Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates.
Section 3.22    Absence of Changes. Since December 31, 2013, (x) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary and usual course of business consistent with past practice, and (y) there has not been any Company Material Adverse Effect. Except as expressly contemplated by this Agreement, since December 31, 2013, neither the Company nor any of its Subsidiaries has:
(a)    incurred or assumed any Indebtedness, or issued, sold or amended any Indebtedness or made any loans or advances (other than routine advances for travel or business expenses to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice);
(b)    mortgaged, pledged or subjected to any Lien, any of the Company’s or its Subsidiaries’ material tangible assets, except Permitted Liens;
(c)    sold, leased, exchanged, assigned, disposed of or otherwise transferred any of its material assets or entered into any agreement or arrangement for the purchase, sale, lease, exchange, assignment, disposition or other transfer of any of its material tangible assets;
(d)    amended or authorized the amendment of any Organizational Documents of the Company or any of its Subsidiaries;
(e)    suffered any material losses (whether or not covered by insurance) or waived any rights of material value;
(f)    declared, set aside or paid any dividends or made any distributions on or with respect to the Company’s equity interests or other equity securities or directly or indirectly redeemed, purchased or otherwise reacquired any of the Company’s equity interests or other equity securities (other than any dividends or distributions in cash paid prior to the opening of business on the Closing Date);
(g)    issued, pledged, granted, delivered, awarded or sold (including the grant of any encumbrances) (or authorized or agreed to the same) of any capital stock or other equity securities of the Company or any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, other than issuances and sales in connection with the exercise of any Option or the conversion of any Preferred Stock;

(h)    (i) suffered any claim of unfair labor practices, (ii) implemented or approved any change in the compensation payable or to become payable by it to any of its officers other than normal merit increases to officers in accordance with its usual practices or that are reflected in the base salary disclosed on Section 3.20(a) of the Schedule of Exceptions and any bonus payment or arrangement made to or with any of such officers and employees set forth on Section 3.22(h) of the Schedule of Exceptions or (iii) established or created any employment, deferred compensation or severance arrangement or employee benefit plan with respect to any officers or employees or the amendment of any of the foregoing;
(i)    suffered any resignation, termination or removal of any officer or material loss of personnel or material change in the terms and conditions of the employment of any officer or key employee;
(j)    incurred any contingent material liability as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, such Person, including any write-off or compromise of any accounts receivable other than in the ordinary course of business consistent with past practice;
(k)    paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof, or waived, released granted or transferred any rights of material value, in each case, other than in the ordinary course of business consistent with past practice;
(l)    incurred any material damage, destruction or loss to any of its material tangible properties, whether or not covered by insurance;
(m)    made any loans or advances to any of its officers, directors, stockholders or employees (other than routine advances for travel or business expenses to employees in the ordinary course of business and consistent with past practice);
(n)    undertaken any change in accounting methods or practices, collection policies, pricing policies or payment policies, reclassification of assets or liabilities, other than changes required by GAAP;
(o)    terminated, or amended or modified in a manner that is materially adverse to the Company or any of its Subsidiaries, or waived any material rights under, any Material Contract or Lease;

(p)    made any capital expenditures, capital additions or capital improvements other than expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $500,000;
(q)    transferred or sold any Intellectual Property Assets or entered into any license agreement (other than Standard Out Licenses and Standard In Licenses), distribution agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property Assets with any Person, other than in the ordinary course of business;
(r)    made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax returns, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to any claim or Tax refund, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(s)    acquired or agreed to acquire by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or made or committed to make any investments, other than investments that do not exceed $100,000 in the aggregate for all such investments since December 31, 2013;
(t)    made any payment to, or entered into any new, or amended or otherwise modified any agreement with, an Affiliate, except compensation or benefits to employees in the ordinary course of business; or
(u)    entered into any agreement or understanding whether in writing or otherwise, for the Company or any of its Subsidiaries to take any of the actions specified in paragraphs (a) through (t) above;
except, in the case of clauses (e), (i), (j), (l) and (o) above, for any of the matters described therein occurring from the date of this Agreement through the Closing, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
Section 3.23    Anticorruption Laws. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, consultant employees or other Person acting on their behalf) has, directly or indirectly, taken, authorized or promised to take any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the UK Bribery Act of 2010, or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction (in each case, as in effect at the time of such action) (collectively, the “Anticorruption Law”), or used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to any foreign or domestic Government Official or any other Person, whether directly or indirectly for the purpose of inducing any improper action, inaction or use of influence by such Person or for the purpose of securing an improper advantage or in order to obtain or retain business. Since September 29, 2011, none of the Company or any of its Subsidiaries has received any written notice alleging any such violation with respect to any actual, potential or alleged violation of Anticorruption Laws and, to the Knowledge of the Company, there is no dispute, allegation, request for information, investigation, inquiry or other facts that would reasonably be expected to lead to such notice. Since September 29, 2011, none of the Company or any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No officer, director or, to the Knowledge of the Company, any employee or consultant of the Company or any of its Subsidiaries is a Government Official.
Section 3.24    Bank Accounts. Section 3.24 of the Schedule of Exceptions sets forth the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions at which each of the Company and each of its Subsidiaries maintains an account, deposit, safe deposit box, lock box or other arrangement for the collection of accounts receivable or line of credit or other loan facility relationship, or account of any nature, and the names of all Persons authorized to draw there, make withdrawals therefrom or have access thereto.
Section 3.25    Warranty Matters. Section 3.25 of the Schedule of Exceptions sets forth a complete list of (a) all claims in excess of $25,000 under warranties or guaranties provided by Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened and (b) all claims in excess of $25,000 under such warranties or guaranties made since September 29, 2011.
Section 3.26    Governmental Consents, etc. Except for the applicable requirements of any applicable Competition Law and for the filing and recordation of the Certificate of Merger, no Governmental License, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby.

Section 3.27    Import and Export Control Laws. The Company and its Subsidiaries have at all times as to which the applicable statute of limitations has not yet expired, conducted their import and export transactions in accordance with (x) all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and all Laws implemented by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and (y) all other applicable import/export controls in other countries in which the Company and its Subsidiaries conducts business. Without limiting the foregoing:
(a)    the Company and its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
(b)    there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;
(c)    no Export Approvals with respect to the Merger are required, or such Export Approvals can be obtained in a reasonably timely manner without material cost;
(d)    none of the Company or any of its Subsidiaries is party to any contract or is engaged in any transaction or other business with (i) any country that, at the time of the relevant transaction, was subject to sanctions enforced by OFAC, including, the government or any sub-division thereof, agents, representatives, or residents thereof, or any entity formed, based or resident therein (or any agent thereof) or (ii) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury or any other restricted entity or person, as may be promulgated by the United States government from time to time, in each case to the extent the Laws implemented by OFAC apply to the Company or such Subsidiary of the Company;
(e)    since September 29, 2011, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State and OFAC;
(f)    none of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations; and
(g)    Section 3.27(g) of the Schedule of Exceptions sets forth the countries in which the Company or any of its Subsidiaries directly derived revenue during the twelve months ended March 31, 2014.
Section 3.28    State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, regulation or Law or any anti-takeover provision in the Company’s Organizational Documents is, or at Closing will be, applicable to the Company, the Company Capital Stock or the Merger.
Section 3.29    Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article 3 or in any certificate delivered pursuant to this Agreement, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates or the Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article 3 or in any certificate delivered pursuant to this Agreement.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each Buyer Party jointly and severally represents and warrants to the Company the following matters:
Section 4.1    Organization.
(a)    Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to enter into and perform this Agreement. MergerCo is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to enter into and perform this Agreement.
(b)    MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of MergerCo is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Buyer free and clear of all Liens.
(c)    Except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and the other Transaction Documents or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 4.2    Authorization. Each Buyer Party has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which it is or will be a party, and such Buyer Party’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite action of such Buyer Party.
Section 4.3    Binding Agreement. This Agreement and each Transaction Document to which as Buyer Party is or will be a party will constitute a valid and binding agreement of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Section 4.4    No Breach. The execution, delivery and performance by each Buyer Party of this Agreement, each Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of such Buyer Party, (ii) violate any applicable Law or Order, (iii) require any action by or in respect of, or filing with any Governmental Authority (except for any such actions required by any Competition Law and the filing and recordation of the Certificate of Merger as required by the DGCL), or (iv) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Buyer Party under any provisions of any material agreement or other material instrument binding upon such Buyer Party, except for any such default, right of termination, cancellation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on or a material adverse change in or to the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
Section 4.5    Litigation. There are no (a) outstanding Orders of any Governmental Authority against any Buyer Party or any of their respective Affiliates, which have or could have a material adverse effect on the ability of such Buyer Party to consummate the transactions contemplated hereby, or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Buyer, threatened against any Buyer Party, which have or could have a material adverse effect on the ability of any Buyer Party to consummate the transactions contemplated hereby.
Section 4.6    Brokers. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Buyer, MergerCo or any of their respective Affiliates.
Section 4.7    Sufficient Funds. Buyer currently has, and will have at the Closing, sufficient available funds to pay the Net Merger Consideration minus the Aggregate Option Exercise Amount and any other fees, expenses and amounts to be paid by any Buyer Party or the Surviving Corporation in connection with the transactions contemplated by this Agreement, taking into account, in each case any amounts available to be drawn under debt facilities of the Buyer Parties now existing or entered into prior to the Closing Date, it being understood and agreed that the Closing (including the timing thereof) shall not be conditioned on or otherwise subject to the availability of such amounts under such debt facilities.
Section 4.8    Independent Investigation. Buyer acknowledges (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that it has conducted and completed its own investigation, analysis and evaluation of the Company and its Subsidiaries, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company and its Subsidiaries as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Company and its Subsidiaries and the representations and warranties contained in Article 3 (which may be relied upon notwithstanding such investigation and the results of same). Buyer acknowledges and agrees (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in Article 3 or in any certificate delivered pursuant to this Agreement, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and neither Buyer nor any of its Affiliates or the Representatives of any of the foregoing is relying on any representation or warranty except for those expressly set forth in Article 3 or in any certificate delivered pursuant to this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates or the Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article 3 or in any certificate delivered pursuant to this Agreement.

ARTICLE 5

COVENANTS
Section 5.1    Affirmative Covenants of the Company. The Company hereby covenants and agrees that, from the date hereof through and including the Closing Date, unless otherwise provided in Section 5.1 of the Schedule of Exceptions, expressly contemplated by this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Company and each of its Subsidiaries shall, and the Company shall take all actions within their control to cause each of the Company and each of its Subsidiaries to:
(e)    operate their respective businesses in all material respects in the usual and ordinary course consistent with past practice;
(f)    use its commercially reasonable efforts to preserve intact the business organizations and good will of the Company and its Subsidiaries, keep available the services of their respective officers and employees consistent with past practice and maintain their respective relationships with those Persons having business relationships with them on the date of this Agreement; and
(g)    cooperate with Buyer in its investigation of the Company’s and its Subsidiaries’ respective businesses and its properties, to permit Buyer and its authorized representatives, at the sole cost of Buyer, to (i) have reasonable access to the Company’s premises, books and records, during normal business hours and with reasonable prior written notice, (ii) visit and visually inspect any of the Company’s properties during normal business hours and with reasonable prior written notice, and (iii) subject to obtaining the prior approval of any of the employees of the Company listed in the definition of “Knowledge” applicable to the Company, discuss its affairs, finances and accounts with the Company’s employees; provided, that no such investigation shall unreasonably interfere with the business or operations of the Company or any of its Subsidiaries.
Section 5.2    Negative Covenants of the Company. Except as expressly contemplated by this Agreement and except as set forth in Section 5.2 of the Schedule of Exceptions or otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, neither the Company nor any of its Subsidiaries shall do, and the Company shall take all actions within their control to cause the Company and each its Subsidiaries not to do any of the following:

(a)    (i) grant or increase the amount of any severance or termination payable to (or amend any existing arrangement with) any director, officer or employee of the Company or any Subsidiary of the Company, other than payments to employees upon termination in accordance with the written employment and severance agreements listed on Section 3.9(a) of the Schedule of Exceptions and Delivered, pursuant to the terms in effect on the date of this Agreement, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, except such changes as may be required in order to comply with applicable Law or the terms of such policies or agreements in effect on the date of this Agreement that are listed on Section 3.13(a) of the Schedule of Exceptions and Delivered, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company or any of its Subsidiaries or with any employee or employee candidate of the Company or any of its Subsidiaries whose total annual compensation would exceed $150,000 (or the equivalent value in non-US currency), (iv)  establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, employee or individual service provider of the Company or any Subsidiary of the Company or (v) increase compensation, bonus or other benefits payable to any director, officer, employee or individual service provider of the Company or any Subsidiary of the Company, except such increases as may be conducted in the ordinary course of business and consistent with past practices and not in excess of 6% of the corresponding amount in place as of December 31, 2013 or such increases as may be required in order to comply with applicable Law or required pursuant to the terms of such policies or agreements in effect on the date of this Agreement (a copy of which policies or agreements have been Delivered);
(b)    (i) declare, set aside or pay any dividends or make any distributions on or with respect to the Company’s equity interests or other equity securities (other than any dividends or distributions in cash paid prior to the opening of business on the Closing Date); (ii) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations, other than any such redemption, repurchase or reacquisition at cost pursuant to the terms and conditions of any Company Employee Program in effect on the date of this Agreement or in connection with the exercise of any Option; (iii) effect any reorganization, recapitalization, dividend payable in stock or other equity securities, equity split or like change in its capitalization; or (iv) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(c)    issue, pledge, deliver, award, grant or sell, or agree to or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, other than in connection with the exercise of any Option issued prior to the date hereof or the conversion of any Preferred Stock outstanding as of the date hereof;
(d)    (i) acquire, merge or consolidate with or agree to acquire, merge or consolidate with, by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) make or commit to make any investments, other than investments that do not exceed $100,000 in the aggregate for all such other investments that occur from the date hereof;
(e)    sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its material tangible assets;
(f)    sell, lease, exchange, mortgage, pledge, transfer, abandon, allow to lapse or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer, abandon, allow to lapse or otherwise encumber or dispose of, any properties or rights in Intellectual Property Assets or in Systems used or held for use in the business of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;
(g)    propose or adopt any amendments to its Organizational Documents or take any steps towards dissolution;
(h)    make any change in any of its methods of accounting or make any reclassification of assets or liabilities, except as may be required by Law or GAAP;
(i)    create or incur any Liens on any assets of the Company or any of its Subsidiaries, except for Permitted Liens;
(j)    enter into or amend any agreements pursuant to which any other party is granted exclusive rights of any type or scope or which contains any “non-compete,” “non-solicit,” or similar provision which would restrict the business of the Company or any of its Subsidiaries or any of the Buyer Parties or any of their respective Affiliates following the Closing Date;
(k)    enter into any operating lease with an aggregate value in excess of $250,000;

(l)    make any capital expenditures, capital additions or capital improvements other than expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $500,000 in the aggregate;
(m)    enter into, assume, amend, terminate, or waive, release, settle or assign to a third party any material rights under any Material Contract or Lease or any agreement that would be a Material Contract or Lease or required to be disclosed pursuant to Section 3.19 if in effect on the date hereof, in any such case, other than any such Material Contract or agreement with any customer of the Company or any of its Subsidiaries to the extent in the ordinary course of business consistent with past practice;
(n)    make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to any claim or Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(o)    pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect as of the date hereof, or waive, release, grant or transfer any rights of material value, in each case, other than in the ordinary course of business consistent with past practice;
(p)    settle or compromise any litigation;
(q)    make any payment to, or into any new, or amend or otherwise modify any agreement with, an Affiliate, except (i) in accordance with the terms of any disclosed Material Contract as in effect on the date of this Agreement or (ii) compensation or benefits to employees in the ordinary course of business;
(r)    incur, assume or guarantee any Indebtedness or issue, sell or amend any Indebtedness or make any loans, advances (other than routine advances for travel or business expenses to employees of the Company and its Subsidiaries in the ordinary course of business and consistent with past practices);
(s)    pay or otherwise discharge Indebtedness; provided, however, that the Company and its Subsidiaries may pay any Taxes of the Company or its Subsidiaries that are required to be paid prior to the Effective Time;

(t)    permit or cause any acceleration of vesting of any Option, except to the extent that such Option accelerates in accordance with its terms, as in effect on the date hereof; or
(u)    intentionally take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 5.2 that require the consent of Buyer.
Section 5.3    Competing Transactions.
(d)    On the date hereof, the Company shall and shall cause each of its Subsidiaries and its and their respective Representatives to (i) cease immediately and cause to be terminated any and all activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal and (ii) instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company or any of its Subsidiaries to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to the Company, its Subsidiaries or their respective businesses, operations or affairs heretofore furnished by the Company, its Subsidiaries or any of its or their Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.
(e)    Except to the extent required by the fiduciary duties of the board of directors of the Company prior to the receipt of the Stockholder Approvals, from and after the date hereof, the Company agrees that the Company and its Subsidiaries shall not, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes (or multiple inquiries, indications of interest, proposals or offers that cumulatively would constitute), or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in or facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person (other than the Buyer Parties) in connection with, an Acquisition Proposal, (iii) enter into any letter of intent or agreement in principle or other agreement related to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing, or (iv) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on one hand, and any Person, on the other hand. Any violation of this Section 5.3 by any

Subsidiary of the Company, or by any Representative of the Company or any Subsidiary of the Company, shall constitute a breach hereof by the Company.
(f)    From and after the date of this Agreement, the Company shall keep Buyer promptly and currently informed of the status, details, terms and conditions (including all amendments or proposed amendments) of any such inquiry, request, proposal, expression of interest or Acquisition Proposal, and shall in any event notify Buyer within twenty-four (24) hours of any material development (including any amendment or proposed amendment).
Section 5.4    Press Releases and Announcements; Confidentiality. Unless required by Law (in which case each of Buyer and the Company shall consult with the other party prior to any such disclosure as to the form and content of such disclosure) or Section 5.10, from and after the date hereof, through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Company or any of its Subsidiaries or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of both Buyer and the Company (which consent shall not be unreasonably withheld, conditioned or delayed). The Company and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the parties may disclose such terms to their respective stockholders, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). Each of the parties acknowledges that, following the execution of this Agreement or the termination of this Agreement pursuant to Article 9, that certain Nondisclosure Agreement, dated as of March 24, 2014, by and between Buyer and Aicent, Inc. (the ”Confidentiality Agreement”) shall remain in full force and effect pursuant to its terms; provided, however, that if the Closing occurs, the Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.
Section 5.5    Employees and Benefit Plans.
(c)    As of and subsequent to the Effective Time, Buyer shall, or shall cause the Surviving Corporation and/or the appropriate Subsidiaries of Buyer to (i) provide the employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue to be employed by Buyer, the Surviving Corporation and/or its Subsidiaries after the Effective Time (the “Covered Employees”) with service credit for purposes of eligibility, participation, vesting and levels of severance and vacation benefits (but not for benefit accruals under any defined benefit pension, retiree medical benefit or other similar plan or to the extent such service credit would result in a duplication of benefits), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Buyer or the Surviving Corporation and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Buyer Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time, and with Buyer, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time; and (ii) to the extent permitted by the Buyer Plans, cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Buyer Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time.
(d)    If requested by Buyer reasonably in advance of the Effective Time, the Company shall or shall cause its applicable Subsidiary to adopt all necessary resolutions and amendments to terminate any and all 401(k) Plans sponsored or maintained by the Company or any of its Subsidiaries, effective as of no later than immediately prior to the Effective Time (but such termination may be contingent upon the Closing). The form and substance of such resolutions and any necessary amendments shall be subject to review and approval by Buyer, which approval shall not be unreasonably withheld, and the Company shall deliver to Buyer final copies of any such resolutions and any necessary amendments as soon as practicable following their adoption by the board of directors of the Company or its applicable Subsidiary and shall fully comply with such resolutions and any necessary amendments. Immediately prior to any such termination, the Company shall or shall cause its Subsidiaries to make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k).
(e)    Effective as of the Effective Time, Covered Employees who participated in a 401(k) Plan of the Company or one of its Subsidiaries that was terminated in accordance with Section 5.5(a) shall be immediately eligible to participate in a 401(k) Plan of the Buyer or one of its Subsidiaries and Buyer shall use commercially reasonable efforts to cause such 401(k) Plan to accept from the Covered Employees “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including to the extent permitted by the terms of the plan any associated loans; provided that such rollover is elected in accordance with applicable Law and permitted by the terms and conditions of such 401(k) Plan; and provided, further that amounts, and associated loans, attributable to a “designated Roth account,” within the meaning of Code Section 402A, may not be eligible for such rollover.
(f)    Notwithstanding the foregoing, (i) nothing in this Agreement shall be interpreted or construed to confer upon any Covered Employee any right with respect to continuance of employment by or other service with Buyer or the Surviving Corporation, nor shall this Agreement interfere in any way with the right of Buyer or the Surviving Corporation to terminate any Covered Employee’s employment or other association at any time, or require Buyer, the Surviving Corporation or any of their respective Affiliates to continue the employment of any Covered Employee following the Effective Time and (ii) nothing in this Agreement shall constitute an amendment of or interfere in any way with the right of Buyer or the Surviving Corporation, to amend, terminate or otherwise discontinue any or all Buyer Plans in effect from time to time. This Section 5.5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.5, express or implied, is intended to confer upon any Covered Employee or their spouses, dependents or beneficiaries or other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.5.
Section 5.6    280G Stockholder Approval.
(z)    To the extent necessary to avoid the loss of any deduction under Section 280G of the Code or the imposition of Taxes under Section 4999 of the Code, following the execution of this Agreement, the Company shall obtain and deliver to Buyer a waiver agreement, in a form reasonably satisfactory to Buyer (a “280G Waiver”), from each person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the solicitation of the requisite Company Stockholder approval described in Section 5.6(b), and who might otherwise have the right or entitlement to receive a parachute payment under Section 280G of the Code, unless the requisite Company Stockholder approval of such parachute payments is obtained pursuant to Section 5.6(b).
(aa)    Following the delivery by the Company to Buyer of each 280G Waiver described in Section 5.6(a), the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Buyer) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and that (i) the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.
Section 5.7    Regulatory Filing; Consents.
(d)    As promptly as practicable, and in any event within forty-five (45) Business Days, following the execution and delivery of this Agreement, Buyer and the Company, as applicable, shall prepare and file any necessary or advisable notification, application or other document under applicable Competition Laws in connection with the transactions contemplated hereby. Any filing fee or other fee under applicable Competition Laws and incurred with respect to such filings pursuant to this Section 5.7 shall be paid by Buyer, subject to the provisions of Section 10.1. Buyer and the Company shall request and seek, and shall not take any action that will have the effect of delaying, impairing or impeding the receipt of, the early termination of any applicable waiting or suspension periods, or if applicable the early approval of or clearance by, any Competition Authority, under applicable Competition Laws.
(e)    In connection with the transactions contemplated hereby and any filings pursuant to this Section 5.7, Buyer shall have prime responsibility for and make the necessary filings (unless a joint filing is required by any of the applicable Competition Laws or practices by any of the relevant Competition Authorities). The Company and Buyer shall each: (i) promptly notify the other party of any written or oral communication from, and permit the other to review in advance any proposed written communication to, any Competition Authority, except that the parties shall be permitted to exchange proprietary and confidential information only between each other’s outside counsel; (ii) not agree to participate in any substantive meeting or discussion with any Competition Authority unless it consults with the other party in advance and, to the extent permitted by such Competition Authority, gives the other party or its counsel the opportunity to attend and participate in such meeting; and (iii) furnish the other party with copies of all correspondence, filings, and communications with any Competition Authority, except to the extent prohibited by applicable Law or the instructions of such Competition Authority.

(f)    The Company shall cooperate with Buyer and shall use commercially reasonable efforts to obtain the consents, approvals or waivers, and provide the notices, listed on Section 3.4 of the Schedule of Exceptions, Section 3.5 of the Schedule of Exceptions and Section 3.26 of the Schedule of Exceptions on or prior to the Closing; provided, however, the Company shall not be required to pay any consent fees, additional consideration or any other amounts to any of the parties listed on Section 3.4 of the Schedule of Exceptions, Section 3.5 of the Schedule of Exceptions and Section 3.26 of the Schedule of Exceptions in order to obtain such consents, approvals or waivers (other than de minimis amounts). To the extent not prohibited by applicable Law, the Company shall keep Buyer reasonably apprised of the status of matters relating to such third-party consents (including material correspondence and conversations).
(g)    From time to time prior to the Closing, at the request of Buyer upon reasonable notice, the Company shall make available its management for discussions with Buyer and its representatives regarding post-Closing transitional matters regarding Anticorruption Laws and OFAC compliance, which may include the adoption of Buyer’s preferred policies and procedures regarding same, it being agreed Buyer shall not have the right to require that any such policies and procedures be implemented prior to the Closing.
Section 5.8    Conditions. Upon the terms and subject to the conditions set forth in this Agreement, each of the Buyer Parties, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger in accordance with the terms of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall have the sole responsibility of taking such action (including to propose, negotiate, or commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any assets or businesses of the Company (or any of its Affiliates or Subsidiaries), or otherwise to take or commit to taking any action that limits the freedom of action of Buyer (or any of its Affiliates or Subsidiaries) with respect to, or their ability to retain, any of the Company’s or any of its Affiliates’ or Subsidiaries’ businesses, product lines or assets, as the case may be) as may be required (i) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under applicable Law, or (ii) by any court or similar tribunal, in any litigation, proceeding, claim, action, suit, hearing, inquiry or investigation brought by a private party or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any applicable Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of the transactions contemplated by this Agreement by the Outside

Date. Buyer, in its sole discretion, may accept or reject any settlement proposed by any applicable Governmental Authority or any court or similar tribunal, provided that Buyer acts to permit the Merger to be consummated in accordance with the terms of this Agreement. Buyer agrees that if any applicable Governmental Authority or any court or similar tribunal suggests or offers a settlement to permit the Merger to be consummated in accordance with the terms of this Agreement, Buyer shall promptly communicate such offer to the Company. Notwithstanding the foregoing, nothing in this Agreement shall require Buyer (or any of its respective Affiliates or Subsidiaries) to propose, negotiate, or commit to and effect, by consent decree, hold separate order, or otherwise, any divestiture, sale or disposal of, or to accept any restriction or take any other action that would reasonably be expected to limit the right of Buyer (or any of its respective Affiliates or Subsidiaries) to own or operate, all or any portion of its (or any of its respective Affiliates’ or Subsidiaries’) existing businesses or assets as of the date hereof.
Section 5.9    Director and Officer Liability, Indemnification and Insurance.
(m)    Each of Buyer and MergerCo agree that all rights to indemnification, advancement of expenses or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and its Subsidiaries (each, a “Company Indemnitee”) provided for in the Company’s Organizational Documents shall continue in full force and effect for a period of six (6) years from the date hereof; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. In addition, the Surviving Corporation and its Subsidiaries shall (and the Buyer Parties shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any Company Indemnitee set forth on Section 5.9 of the Schedule of Exceptions.
(n)    Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form reasonably acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Buyer shall, and shall cause the Surviving

Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
(o)    The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.9 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9 and shall be entitled to enforce the covenants contained herein).
Section 5.10    Stockholder Consent. Immediately after the execution of this Agreement, the Company shall submit the form of irrevocable consents necessary to secure the Stockholder Approvals in lieu of calling a meeting of the Company’s stockholders to Buyer, in the form previously agreed upon by Buyer and the Company and attached hereto as Exhibit B (the “Stockholder Written Consents”), to each of the stockholders of the Company listed on the signature pages thereto. As soon as practicable after the duly executed Stockholder Written Consents are received by the Company, the Company will provide Parent with a facsimile copy of the Stockholders Written Consents, certified as true and complete by an executive officer of the Company. If such Stockholders Written Consents are not executed and such facsimile copy is not delivered to Buyer within one (1) day after the execution of this Agreement, Buyer shall have the right to terminate this Agreement as set forth in Section 8.1(d). In connection with the Stockholder Written Consents, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262, and the Company’s Organizational Documents, and shall promptly, but in any event, within thirty (30) days following the delivery of the Stockholder Written Consents to Buyer pursuant to this Section 5.10, deliver notice to each stockholder of the Company that did not execute the Stockholder Written Consents.
Section 5.11    Tax Matters.
(m)    Company Responsibility for Filing Tax Returns. Subject to Section 5.2(n), the Company shall prepare and file or cause to be prepared and filed all Tax Returns related to the Company and its Subsidiaries that are required to be filed prior to or on the Closing Date. The Company shall prepare such Tax Returns in a manner consistent with its past practices, unless otherwise required by applicable Law. The Company shall (i) deliver a copy of any income or other material Tax Return to Buyer for its review and comment not less than twenty (20) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) and (ii) consider in good faith any changes reasonably requested by Buyer.

(n)    Buyer Responsibility for Filing Tax Returns. Buyer shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by or with respect to the Company or its Subsidiaries that are due after the Closing Date. With respect to any Tax Returns prepared by Buyer, which include any taxable period prior to the Closing Date (a “Pre-Closing Taxable Period”), Buyer shall prepare such Tax Returns in a manner consistent with past practice of the Company, unless otherwise required by applicable Law. In the event that such Tax Return may be reasonably expected to give rise to an indemnity claim pursuant to Section 9.2, Buyer shall (i) deliver a copy of such Tax Return to the Seller Representative for its review and comment not less than twenty (20) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) and (ii) consider in good faith any changes reasonably requested by the Seller Representative.
(o)    Refunds. In addition to the foregoing, Buyer shall use commercially reasonable efforts to, and shall cooperate with the Seller Representative to, file or cause to be filed any Tax Returns (including any amended Tax Returns) for the Pre-Closing Taxable Period to the extent necessary to obtain any Eligible Refund. Any Eligible Refunds received by Buyer or the Surviving Corporation after the Closing Date shall be for the account of the Indemnifying Parties, except as provided in the following sentence. Buyer shall pay over to the Seller Representative the amount of any Eligible Refund (net of any expenses incurred by Buyer to obtain such refund pursuant to this Section 5.11(c)) within ten (10) days after receipt thereto; provided, that Buyer shall not be required to pay over to the Seller Representative any Eligible Refund after the fifth anniversary of the Closing Date.
(p)    Cooperation on Tax Matters. Buyer, the Company, and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and the Seller Representative agree (i) to retain all financial books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such financial books and records and, if the other party so requests, the Company or the Seller Representative, as the case may be, shall allow the other party to take possession of such financial books and records. For the avoidance of doubt, the Company and the Seller Representative shall take or cause to be taken any commercially reasonable actions requested by Buyer to lawfully reduce Taxes imposed by the People’s Republic of China (including pursuant to Circular 698) that could arise as a result of the transactions contemplated by this Agreement.
Section 5.12    Closing Deliverables. The Company shall deliver to Buyer, at or prior to the Closing, each of the following:
(a)    a duly executed Payoff Letter from each Person to whom Unpaid Transaction Expenses or Funded Indebtedness are payable;
(b)    a certificate executed on behalf of the Company by the Secretary of the Company attaching and certifying as to the true and correct copies of (i) the Organizational Documents of the Company and each of its Subsidiaries, (ii) the resolutions of the Company Board approving and adopting this Agreement and the transactions relating hereto, (iii) the written consent of stockholders approving this Agreement and (iv) the names of the officers of the Company authorized to sign this Agreement and any other documents, instruments or certificates to be delivered pursuant hereto or thereto by the Company, together with the true signatures of such officers;
(c)    a certification from the Company, in a form reasonably acceptable to Buyer in accordance with Treasury Regulation Section 1.1445-2(c)(3), certifying that no interest in the Company is a U.S. real property interest and that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;
(d)    a duly executed resignation from each director of the Company and each Subsidiary of the Company; and
(e)    evidence of the termination of each of the financing agreements set forth on Section 5.12(e) effective as of the Effective Time and the release of the Company of any liability arising in respect thereof.
Section 5.13    Delivery of Financial Statements.
(a)    As soon as available, but in any event no later than June 30, 2014, the Company shall deliver or cause to be delivered to Buyer a draft consolidated balance sheet of the Company as of December 31, 2013 (the “FY13 Draft Audited Balance Sheet”), and the related draft consolidated statements of income, retained earnings and cash flows for the annual period then ended, and accompanied by a draft report and draft opinion of the auditors, which draft report and draft opinion shall be provided upon completion of the auditor’s substantive audit procedures except with respect to the matters listed on Section 5.13 of the Schedule of Exceptions and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph (together with the FY13 Draft Audited Balance Sheet, the “FY13 Draft Audited Financial Statements”). In connection with the delivery of FY13 Draft Audited Financial Statements, Buyer’s accountants shall receive prompt access, prior to the Closing, to the substantive audit work papers that support the FY13 Draft Audited Financial Statements, except with respect to the matters listed on Section 5.13 of the Schedule of Exceptions. The foregoing provisions of this Section 5.13(a) shall be deemed null and void if the Closing has not occurred before June 30, 2014.
(b)    If the Closing has not occurred before June 30, 2014, then as soon as available thereafter, the Company shall deliver or cause to be delivered to Buyer the audited consolidated balance sheet of the Company as of December 31, 2013 (the “FY13 Audited Balance Sheet”), and the related audited consolidated statements of income, retained earnings and cash flows for the annual period then ended, and accompanied by a report and opinion of the auditors, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph (together with the FY13 Audited Balance Sheet, the “FY13 Audited Financial Statements”). The foregoing provisions of this Section 5.13(a) shall be deemed null and void if the Closing has occurred before June 30, 2014.
(c)    The Company shall deliver to Buyer within thirty (30) days after the end of each month ending on or after the date hereof but prior to the Closing Date, the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statements of operations and changes in cash flows as of and for each such month.
Section 5.14    Financing Cooperation. In the event Buyer seeks to incur new debt financing prior to the Closing in connection with the transactions contemplated hereby, then, at the reasonable request of Buyer, the Company shall, and shall cause its Subsidiaries, personnel and representatives to, provide to Buyer all cooperation reasonably requested by Buyer and customary in light of the type and amount of such debt financing being sought, to obtain and market such debt financing; provided that (a) the Company shall not have any such obligation to the extent it would unreasonably disrupt the business or operations of the Company or any of its Subsidiaries; (b) no such action, including the receipt of such new debt financing, shall delay or become an additional condition to the Closing; and (c) in connection with the foregoing, (i) the board of directors of the Company or any of its Subsidiaries shall not be required to take any action, (ii) no personnel or representatives shall be required to deliver any certificates or opinions, and (iii) no obligation of the Company or any of its Subsidiaries under any document shall become effective until the Effective Time other than, if applicable, delivery of a customary letter authorizing the distribution to prospective lenders of information relating to the Company and its Subsidiaries in a confidential information memorandum and including customary representations regarding the information contained in the confidential information memorandum relating to the Company and its Subsidiaries; provided, that without limiting the rights or remedies available to Buyer or any of the other Buyer Indemnified Parties hereunder with respect to any breach of or inaccuracy in any representation or warranty of the Company contained herein, (x) none of the Company or any of its Subsidiaries shall have any responsibility for, or incur any liability to any Person with respect to, any such letter, confidential information memorandum or such representations if this Agreement is terminated and (y) none of the Stockholders, Optionholders or Representatives of any of the foregoing shall have any responsibility for, or incur any liability to any Person with respect to, any such letter, confidential information memorandum or such representations whether or not this Agreement is terminated.
ARTICLE 6

CONDITIONS TO BUYER PARTIES’ OBLIGATIONS
The obligations of the Buyer Parties to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction (or Buyer’s written waiver) of each of the following conditions on or prior to the Closing Date:
Section 6.1    Representations and Warranties.
(v)    The representations and warranties of the Company in Article 3 of this Agreement (other than the representations and warranties set forth in Section 3.1 (except for the last sentence thereof), Section 3.2 and Section 3.3) shall be true and correct in all respects at and as of the date hereof and the Closing Date as if made at and as of such time (except that such representations or warranties that were made as of a specific date need be true and correct in all material respects as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions with respect to materiality and “Company Material Adverse Effect” set forth in such representations and warranties shall be disregarded; and

(w)    The representations and warranties of the Company set forth in Section 3.1 (except for the last sentence thereof), Section 3.2 and Section 3.3 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as if made at and as of such time (except that in case such representations or warranties that were made as of a specific date need be true and correct in all material respects as of such date), except for de minimis errors. For purposes of this Section 6.1(b), any breach of or inaccuracy in the representations and warranties of the Company set forth in Section 3.3 shall be deemed to be a “de minimis error” if the extent of such breach or inaccuracy (if applicable) is, in respect of such breach or inaccuracy, not greater than 0.5% of the number of Fully Diluted Shares Outstanding before taking into account such breach or inaccuracy.
Section 6.2    Compliance with Covenants. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
Section 6.3    No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.
Section 6.4    Officer Certificate. The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 6.1, Section 6.2 and Section 6.3 have been fulfilled.
Section 6.5    Stockholder Approval. The Stockholder Approval shall have been obtained.
Section 6.6    Governmental Authorizations. All applicable waiting periods (and any extensions thereof) under the Competition Laws of the jurisdictions set forth in Section 6.6 of the Schedule of Exceptions (the “Required Jurisdictions”) shall have expired or been terminated, and all clearances, consents, approvals, orders and authorizations of Competition Authorities required by the Competition Laws of the Required Jurisdictions shall have been obtained.
Section 6.7    Absence of Legal Prohibition. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority of any Required Jurisdiction, and no Order shall have been issued or granted by a Governmental Authority of any Required Jurisdiction or any other Governmental Authority that asserts and has jurisdiction over the Merger or the business of the

Company and its Subsidiaries, in each case, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby.
Section 6.8    Affiliate Agreements. Evidence of the termination of each of the agreements set forth on Section 6.8 of the Schedule of Exceptions effective as of the Effective Time and without any payment required to be made by or on behalf of the Company or any of its Subsidiaries after the Closing shall have been provided to Buyer.
Section 6.9    Deviations from Financial Statements. The Company shall have delivered to Buyer the FY13 Draft Audited Financial Statements or the FY13 Audited Financial Statements, as the case may be, in accordance with Section 5.13 (as applicable, the “FY13 Delivered Financial Statements”), and the FY13 EBITDA as calculated using the applicable amounts set forth in the FY13 Delivered Financial Statements shall be at least the amount set forth on Section 1.1(d) of the Schedule of Exceptions, it being understood and agreed that in calculating FY13 EBITDA using the applicable amounts set forth in the FY13 Delivered Financial Statements, the effects of any of the matters set forth on Section 1.1(e) of the Schedule of Exceptions shall be disregarded to the extent such matters would otherwise result in a difference in the FY13 EBITDA as calculated using the applicable amounts set forth in the FY13 Delivered Financial Statements and as calculated using the applicable amounts set forth in the FY13 Statements.
Section 6.10    Third Party Consents. The Company shall have delivered to Buyer evidence that it has received consents from the counterparties and/or Governmental Authorities under the agreements and licenses listed on Section 6.10 of the Schedule of Exceptions to the transactions contemplated by this Agreement.
ARTICLE 7

CONDITIONS TO COMPANY’S OBLIGATIONS
The obligations of the Company to consummate this Agreement and Closing of the transaction contemplated hereunder are subject to the satisfaction (or written waiver by the Company) of each of the following conditions on or prior to the Closing Date:
Section 7.1    Representations and Warranties.
(g)    The representations and warranties of the Buyer Parties in Article 4 of this Agreement (other than the representations and warranties set forth in Section 4.1(a) and (b), Section 4.2, Section 4.3 and Section 4.7) shall be true and correct in all respects at and as of the date hereof and the Closing Date as if made at and as of such time (except that such representations or warranties that were made as of a specific date need be true and correct in all respects as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on or a material adverse change in or to the ability of the Buyer Parties to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement; provided, however, that for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions with respect to materiality set forth in such representations and warranties shall be disregarded.
(h)    The representations and warranties of the Buyer Parties set forth in Section 4.1(a) and (b), Section 4.2, Section 4.3 and Section 4.7, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as if made at and as of such time (except that in case such representations or warranties that were made as of a specific date need be true and correct in all respects as of such date), except for de minimis errors.
Section 7.2    Compliance with Covenants. Each Buyer Party shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.
Section 7.3    Officer Certificate. Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated the Closing Date, certifying that the conditions specified in Section 7.1 and Section 7.2 have been fulfilled.
Section 7.4    Stockholder Approval. The Stockholder Approval shall have been obtained.
Section 7.5    Governmental Authorizations. All applicable waiting periods (and any extensions thereof) under the Competition Laws of the Required Jurisdictions shall have expired or been terminated, and all clearances, consents, approvals, orders and authorizations of Competition Authorities required by the Competition Laws of the Required Jurisdictions shall have been obtained.
Section 7.6    Absence of Legal Prohibition. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority of any Required Jurisdiction, and no Order shall have been issued or granted by a Governmental Authority of any Required Jurisdiction or any other Governmental

Authority that asserts and has jurisdiction over the Merger or the business of the Company and its Subsidiaries, in each case, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby.
ARTICLE 8

TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(d)    by mutual written agreement of the Company and Buyer;
(e)    by the Company, if the Closing shall not have occurred by the Outside Date, except if such failure is due to an intentional failure of the Company to fulfill any obligation hereunder and such intentional failure has been the principal cause of the failure of the Effective Time to occur on or before such date;
(f)    by Buyer, if the Closing shall not have occurred by the Outside Date, except if such failure is due to an intentional failure of any Buyer Party to fulfill any obligation hereunder and such intentional failure has been the principal cause of the failure of the Effective Time to occur on or before such date;
(g)    by Buyer, if the Stockholder Written Consents representing the Stockholder Approvals or the Seller Letters have not been executed and delivered to Buyer and the Company within one (1) day after the execution of this Agreement or if the obligations under the Drag Letter shall not have been satisfied;
(h)    by Buyer, (i) if the Company has materially breached any provision of this Agreement (other than a representation or warranty set forth in Article 3) or (ii) if the Company has breached any representation or warranty set forth in Article 3 such that the conditions set forth in Section 6.1 would not be satisfied, in each case, to the extent that such breach has not been cured within twenty (20) days of notice of such breach;
(i)    by the Company, (i) if any Buyer Party has materially breached any provision of this Agreement (other than a representation or warranty set forth in Article 4) or (ii) if any Buyer Party has breached any representation or warranty set forth in Article 4 such that the conditions set forth in Section 7.1 would not be satisfied, in each case, to the extent that such breach has not been cured within twenty (20) calendar days of notice of such breach; or

(j)    by either Buyer or the Company, if any Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority of any Required Jurisdiction, or any Order shall have been issued or granted by a Governmental Authority of any Required Jurisdiction or any other Governmental Authority that asserts and has jurisdiction over the Merger or the business of the Company and its Subsidiaries (and shall have become final and non-appealable), in each case, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby.
Section 8.2    Effect of Termination. If this Agreement is terminated as provided in Section 8.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the obligations of the Buyer Parties and the Company described in this Section 8.2, Section 5.4 and Article 10 will survive any such termination; provided, further, that no such termination will relieve any Buyer Party or the Company for its willful and material breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.
ARTICLE 9

HOLD HARMLESS; INDEMNIFICATION
Section 9.1    Survival. The representations, warranties, covenants, agreements and obligations of the Company contained in this Agreement shall survive the Closing; provided, however, subject to the other provisions of this Section 9.1, the representations and warranties of the Company, and the right of any Buyer Indemnified Party to assert claims for recovery under Section 9.2(a) against any Indemnifying Party (including with respect to the breach of any covenant, agreement or obligation of the Company), shall expire on the first anniversary of the Closing Date (the “Survival Period”); provided, further, that such Survival Period and the foregoing limitations shall not apply with respect to the representations and warranties contained in Section 3.1 (except for the last sentence thereof), 3.2 and 3.3, which representations and warranties shall survive, and for which any Buyer Indemnified Party may assert claims for recovery under Section 9.2(a), until the applicable statute of limitations, including any extensions thereof (the “Excluded Claims”). If written notice of a claim has been given in accordance with Section 9.3(a) prior to the expiration of the Survival Period or, if such claim is an Excluded Claim, prior to the expiration of the applicable time periods specified above, then in each case the relevant representations, warranties, covenants, agreements and obligations shall survive as to such claim until such claim has been finally resolved and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim. Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that the Survival Period supersede any applicable statute of limitations with respect to the applicable representations, warranties, covenants, agreements and obligations.
Section 9.2    Indemnification.
(bb)    Subject to the limitations set forth in this Section 9.2, from and after the Effective Time, each Buyer Party and its respective Affiliates (including, at Buyer’s option after the Closing, the Company) and Representatives and their successors and assigns (other than existing equity holders of the Company prior to the Effective Time) (collectively, the “Buyer Indemnified Parties”) shall be indemnified and held harmless by the Stockholders and Cash-Out Optionholders that receive a portion of the Aggregate Stockholder Cash Proceeds and the Aggregate Option Proceeds (collectively, the “Indemnifying Parties”), from the Escrow Account and otherwise, severally and not jointly and pro rata in proportion to the number of Fully Diluted Shares Outstanding held by them, from and against any and all obligations, damages, Liabilities, losses, assessments, amounts due in judgments, Taxes, fines, penalties, costs and expenses (including reasonable fees of counsel), of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, “Losses”) which may be sustained or suffered by any such Buyer Indemnified Party based upon, arising out of, or by reason of:
(i)    any inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any certificate delivered pursuant to the express terms of this Agreement;
(ii)    any breach of any covenant or agreement of the Company in this Agreement;
(iii)    any Share Claims; or
(iv)    any claims from Stockholders related to acts or omissions of the Seller Representative.
(cc)    Certain Limitations.
(i)    Notwithstanding anything to the contrary contained in this Agreement: (A) no Buyer Indemnified Party shall be entitled to recover any Losses (other than Losses that relate to Taxes) pursuant to Section 9.2(a) unless and until the aggregate amount of all Losses actually incurred or suffered by the

Buyer Indemnified Parties pursuant to Section 9.2(a) is in excess of $2,000,000 in the aggregate (the “Deductible”), and then only to the extent that such Losses exceed the Deductible; and (B) no Buyer Indemnified Party shall be entitled to recover any Losses (other than Losses that relate to Taxes) pursuant to Section 9.2(a) in respect of any single claim if the amount of such Losses is less than $50,000 (the “Minimum Loss Amount”), and no such Losses that are less than the Minimum Loss Amount shall be included in calculating the aggregate Losses for purposes of determining if the Deductible has been met in this Section 9.2(b); provided, that in each case all related single claims and losses will be aggregated in determining whether the Minimum Loss Amount is met. The limitations in this Section 9.2(b)(i) shall not apply to Losses attributable to claims for breaches of Section 3.12 or Excluded Claims.
(ii)    Notwithstanding anything to the contrary contained in this Agreement: (A) except with respect to Losses attributable to Excluded Claims, the Buyer Indemnified Parties shall have no right to receive any indemnification payments from the Indemnifying Parties for any claims for Losses pursuant to Section 9.2(a) in excess of the amount then remaining in the Escrow Account; (B) the Buyer Indemnified Parties shall have no right to receive any indemnification from the Indemnifying Parties for any claims for Losses pursuant to Section 9.2(a) (including Excluded Claims) in excess of the amount of Aggregate Stockholder Cash Proceeds and Aggregate Option Cash Proceeds received by the Indemnifying Parties; and (C) no Indemnifying Party shall be liable for an amount in excess of such Indemnifying Party’s pro rata portion (calculated in the manner set forth in Section 9.2(a)) of any Losses that are indemnifiable hereunder.
(iii)    For the purpose of quantifying Buyer Indemnified Party’s Losses under this Article 9 only (but not for determining whether any representation, warranty, covenant or agreement has been breached or is inaccurate), any representation, warranty, covenant or agreement given or made by the Company that is qualified in scope as to materiality (including a Company Material Adverse Effect) shall be deemed to be made or given without such qualifications.
(iv)    For the purpose of this Article 9 only, the amount of any Loss shall be reduced by (A) any insurance proceeds actually received by a Buyer Indemnified Party with respect to such Loss and (B) any amounts actually recovered by a Buyer Indemnified Party from another Person in respect of such Losses. In addition, for purposes of determining the amount of any Loss attributable to Taxes of the Company or any of its Subsidiaries in any Pre-Closing Taxable Period, the amount of any such Loss shall be reduced by any correlative tax savings or benefit actually recognized by a Buyer Indemnified Party as a result of incurring such Loss on or before the end of the taxable year after the tax year in which such Loss is incurred or in which the amount of such Loss is finally determined in accordance with this Agreement.
(v)    Anything herein to the contrary notwithstanding, no Indemnifying Party shall have any liability under any provision of this Agreement for, and Losses shall not include, any punitive, exemplary or other similar damages, unless the applicable Buyer Indemnified Party is required to pay such damages to a third party as part of a third party claim against such Buyer Indemnified Party that is otherwise indemnifiable hereunder.
(vi)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnifying Party shall have any Liability for Taxes incurred by the Company or any Subsidiary of the Company resulting from the transactions contemplated by this Agreement (including any Employment Transaction Taxes or Transfer Taxes, which shall be the responsibility of Buyer), other than Taxes that would not have been incurred but for a breach of any of the representations, warranties and covenants contained in Section 3.12, Section 3.13, Section 3.20, Section 5.5, Section 5.6 and Section 5.11.
(vii)    In no event shall an Indemnified Party be indemnified for any indemnifiable Losses pursuant to this Article 9 related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward (including, but not limited to, any such carry-forward attributable to payment of the aggregate Option Consideration with respect to all Vested Options and amounts required to be paid at the Closing under the management transaction incentive plan or other arrangements described on Section 1.1(a) of the Schedule of Exceptions) or Tax credit carry-forward) of the Company or the ability of Buyer or the Surviving Corporation to utilize any such Tax asset or attribute for any taxable period commencing after the Effective Time, other than Losses that arise in connection with a breach or inaccuracy of any of the representations, warranties and covenants contained in Section 3.13(d), Section 3.13(i), Section 3.13(j), Section 3.13(k) or Section 5.6.
(dd)    No Contribution. Each Indemnifying Party hereby agrees that if, following the Closing, any claim is made against any Indemnifying Party by a Buyer Indemnified Party pursuant to this Article 9 in respect of any Loss (a “Loss Payment”), no Indemnifying Party (nor any of its Affiliates, successors and assigns) shall have any rights against the Company, by reason of indemnification, contribution or subrogation in respect of any such Loss Payment.

(ee)    Exclusive Remedy. Subject to the remainder of this Section 9.2(d), from and after the Closing, the right of the Buyer Indemnified Parties to indemnification under this Article 9 shall be the sole and exclusive remedy of such parties against any Indemnifying Party with respect to the breach or inaccuracy of any representation, warranty, covenant or agreement of the Company set forth in this Agreement or any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Buyer Indemnified Parties shall have, in addition to the remedies set forth in this Article 9, such equitable remedies to which such parties may be otherwise entitled, including the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief. Notwithstanding anything to the contrary herein, but subject to Section 9.2(b)(ii), (i) in the event of any acts of fraud committed by a party hereto, the parties shall have all remedies available at Law or in equity (including for tort) against the party committing such fraud, or (ii) claims of a party alleging fraud committed by a party hereto may be brought against such party at any time prior to the expiration of the applicable statute of limitation and shall not be subject to any limitations in this Section 9.2.
(ff)    Escrow Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agreement shall be the sole and exclusive means, and the Escrow Account shall be the sole and exclusive source, for the Buyer Indemnified Parties to collect any Losses for which they are entitled to indemnification under this Article 9, except with respect to Losses actually suffered or incurred to the extent directly arising out of any Excluded Claims. Any payments required to be made to a Buyer Indemnified Party pursuant to claims for indemnification hereunder shall be made first by resort to the Escrow Account, and second, if the balance of the Escrow Account is insufficient to satisfy the entire amount of payments to be made to a Buyer Indemnified Party in respect of Excluded Claims, by seeking recourse to each Indemnifying Party, severally and not jointly, pro rata in proportion to the number of Fully Diluted Shares Outstanding held by them.
Section 9.3    Indemnification Procedures.
(h)    Promptly following the incurrence of any Losses or discovery of any potential Losses by a Buyer Indemnified Party who believes that such party is or will be entitled to indemnification pursuant to this Article 9, such Buyer Indemnified Party shall notify the Seller Representative of the Loss for which such Buyer Indemnified Party is entitled to indemnification pursuant to Article 9; provided that the failure of any Buyer Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent (and only to the extent) that the Seller Representative is actually and materially prejudiced by such failure.. No such notice shall be valid, and no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Article 9 in respect of any Loss described therein, unless such notice is duly delivered by such Buyer Indemnified Party to Seller Representative prior to the expiration of the Survival Period or, if such claim is an Excluded Claim, prior to the expiration of the applicable statute of limitation. Such notice shall (i) state that such Buyer Indemnified Party has paid or incurred Losses or, as a result of a Third Party claim, may incur Losses for which such Buyer Indemnified Party is entitled to indemnification pursuant to this Article 9, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and, to the extent practicable, computation of the amount to which such Buyer Indemnified Party claims to be entitled hereunder. In the case of a Third Party claim, such Buyer Indemnified Party shall reasonably cooperate and assist the Seller Representative in determining the validity of any claim for indemnity by such Indemnified Party and in otherwise resolving such matters, such assistance and cooperation to include providing reasonable access to and copies of information, records and documents relating to such matters.
(i)    The obligations and liabilities of Indemnifying Parties under this Article 9 with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article 9 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if a Buyer Indemnified Party shall receive notice of any Third Party Claim, such Buyer Indemnified Party shall give the Seller Representative notice of such Third Party Claim promptly following the receipt by such Buyer Indemnified Party of such notice. The failure of any Buyer Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent (and only to the extent) that the Seller Representative is actually and materially prejudiced by such failure.
(j)    The Seller Representative shall be entitled to assume and control the defense of any Third Party Claim through counsel of its choice if it gives notice of its intention to do so to the Buyer Indemnified Party; provided, however, that the Seller Representative shall not have the right to assume such defense if the claim which the Seller Representative seeks to assume control (i) seeks solely non-monetary relief, (ii) involves criminal allegations, or (iii) involves a claim the amount in controversy of which is reasonably expected to result in liability to the Buyer Indemnified Party in excess of the applicable limitations set forth in Section 9.2(b)(ii) or if the Indemnified Party reasonably determines such Third Party Claim could adversely affect the Taxes, or Tax positions, of such Indemnified Party or any of its Affiliates following the Closing Date. The Buyer Indemnified Party shall cooperate with the Seller Representative in such defense and make available to the Indemnifying Party, at the Seller Representative’s

expense, all witnesses, pertinent records, materials and information in the Buyer Indemnified Party’s possession or under the Buyer Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. If the Seller Representative does not assume control of such defense, the Buyer Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Seller Representative assumes control of such defense and the Buyer Indemnified Party reasonably concludes based upon the written opinion of outside legal counsel that the Indemnifying Parties and the Buyer Indemnified Party have actual conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Buyer Indemnified Party solely in connection therewith shall be borne by the Indemnifying Parties to the extent constituting indemnifiable Losses under this Article 9; provided, however, that in no event shall the Indemnifying Parties be responsible for the fees and expenses of more than one counsel for all Buyer Indemnified Parties. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. Except with the written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed), no Buyer Indemnified Party will consent to the entry of any judgment or enter into any settlement in the defense of a Third Party Claim for which the Indemnifying Parties would be required to provide indemnification under Section 9.2(a), unless Buyer agrees in writing to irrevocably forego indemnification on behalf of the Buyer Indemnified Parties for such payment and any related Losses. Except with the written consent of the Buyer Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Seller Representative will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Buyer Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) that imposes any material obligation on the Buyer Indemnified Party and (iii) unless there is no finding or admission of any violation of Law by the Buyer Indemnified Party (or any affiliate thereof).
(k)    If an indemnification claim is brought by a Buyer Indemnified Party under this Article 9, such claim shall be further governed by the terms of the Escrow Agreement, to the extent applicable. In the event an indemnification claim notice from a Buyer Indemnified Party seeks recovery from the Escrow Account, the Seller Representative, in responding to the claim, shall agree to or dispute (with reasonable detail) the release from the Escrow Account. If the Seller’s Representative does not dispute such claim, it shall sign a joint notice to the Escrow Agent with the Buyer authorizing the release of the relevant amount from the Escrow Account.
Section 9.4    Seller Representative.

(c)    Each of the Indemnifying Parties, by virtue of the adoption of this Agreement, hereby irrevocably appoints, as of the date of this Agreement, the Seller Representative as his, her or its true and lawful agent and attorney-in-fact to act on behalf of each Indemnifying Party, and authorizes the Seller Representative to take any and all actions specified in or contemplated by this Agreement or the Escrow Agreement and take all actions necessary or appropriate in the reasonable judgment of the Seller Representative for the accomplishment of the foregoing. The Seller Representative shall take any and all actions that it reasonably believes are necessary or appropriate under this Agreement or the Escrow Agreement for and on behalf of the Indemnifying Parties, as fully as such Indemnifying Parties were acting on their own behalf, including in connection with the investigation, defense and/or settlement of any claims for which the Indemnifying Parties may be required to indemnify any Buyer Indemnified Party pursuant to this Article 9.
(d)    All decisions made and actions taken by the Seller Representative under this Agreement or the Escrow Agreement, including any agreement between the Seller Representative and any Buyer Party relating to the defense or settlement of any claims for which the Indemnifying Parties may be required to indemnify any Buyer Indemnified Party pursuant to this Article 9, shall be binding upon all of the Indemnifying Parties and their successors as if expressly confirmed and ratified in writing by each of them, and no Indemnifying Party shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding the foregoing, the Seller Representative will not consent to the entry of any judgment or enter into any settlement that imposes any material non-monetary obligation on (i) all or substantially all of the Indemnifying Parties except with the written consent of a majority in interest of the Indemnifying Parties (based on the number of Fully Diluted Shares Outstanding held by them), or (ii) any specific Indemnifying Party or group of related Indemnifying Parties except with the written consent of such Indemnifying Party or Indemnifying Parties; provided, however, that in the case of either clauses (i) or (ii) above, the Seller Representative shall not be responsible for any loss of rights under this Agreement or other losses that result from the failure by the Seller Representative to consent to the entry of any such judgment or enter into any such settlement.
(e)    The Seller Representative shall not have any liability to any of the parties hereto or to the Indemnifying Parties for any act done or omitted hereunder or otherwise in connection with the performance of its duties hereunder as the Seller Representative while acting in good faith and in the exercise of reasonable judgment. The Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any of the parties hereto or to the Indemnifying Parties for any action taken or omitted to be taken in good faith based on such advice. The Indemnifying Parties shall severally and not jointly, and pro rata in proportion to the number of Fully Diluted Shares Outstanding held by them, indemnify the Seller Representative and hold him, her or it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out of pocket costs and expenses and legal fees and other legal costs incurred by the Seller Representative; provided, that any finding of gross negligence or bad faith shall only be effective if determined in a final and non-appealable judgment of a court of competent jurisdiction. The Seller Representative may receive reimbursement directly from the Indemnifying Parties for such losses, liabilities or expenses; provided, that the Seller Representative Fund Amount deposited by Buyer pursuant to Section 9.5 shall be used in full by the Seller Representative before the Seller Representative requests any such reimbursement.
(f)    The Seller Representative shall have full power and authority on behalf of the Indemnifying Parties to execute and deliver the Escrow Agreement and to take any and all actions on behalf of, receive and give all notices on behalf of, execute and deliver any and all instruments on behalf of, and execute and deliver or waive any and all rights of, the Indemnifying Parties under this Agreement or the Escrow Agreement. Without limiting the generality or effect of this Section 9.4, any claims or disputes between or among any Buyer Indemnified Party, the Seller Representative and/or any one or more Indemnifying Parties relating to this Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Indemnifying Party (other than any claim against or disputed with the Seller Representative), be asserted or otherwise addressed solely by the Seller Representative on behalf of such Indemnifying Party (and not by such Indemnifying Party acting on its own behalf).
(g)    By his, her or its adoption or approval of the Merger and this Agreement, and the Escrow Agreement, as the case may be, each Indemnifying Party agrees, in addition to the foregoing, that:
(i)    any Buyer Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (A) the settlement of any claims for indemnification by such Buyer Indemnified Party pursuant to this Article 9, or (B) any other actions required or permitted to be taken by the Seller Representative hereunder, and no party hereunder or under the Escrow Agreement shall have any cause of action against such Buyer Indemnified Party for any action taken by such Buyer Indemnified Party in reliance upon the instructions or decisions of the Seller Representative;
(ii)    all actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all of the Indemnifying

Parties and no Indemnifying Party shall have any cause of action against the Seller Representative for any action taken, decision made or instruction given by the Seller Representative under this Agreement or the Escrow Agreement, except for fraud or willful misconduct by the Seller Representative in connection with the matters described in this Section 9.4; and
(iii)    the provisions of this Section 9.4 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Indemnifying Party may have in connection with the transactions contemplated by this Agreement.
(h)    The entity serving as the Seller Representative may resign upon not less than ten (10) days prior notice to Buyer, the Escrow Agent, and each Indemnifying Party. If the then acting Seller Representative shall give notice of intent to resign, the holders of a majority in interest of the Indemnifying Parties (based on the number of Seller Adjusted Fully Diluted Shares Outstanding held by them) shall, by written notice to Buyer and the Escrow Agent, appoint a successor Seller Representative as soon as practicable, and in no event later than thirty (30) days following such notice of intent to resign. In addition, the Person then serving as the Seller Representative may be replaced from time to time by the holders of a majority in interest of the Indemnifying Parties (based on the number of Seller Adjusted Fully Diluted Shares Outstanding held by them) upon not less than ten (10) days prior written notice to Buyer, the Escrow Agent, and each Indemnifying Party. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representatives.
Section 9.5    Seller Representative Fund Amount. Concurrent with the Effective Time, Buyer shall deposit with the Seller Representative, in a non-interest bearing account which is separate and segregated from all other assets of the Seller Representative, an amount equal to $500,000 of the Net Merger Consideration or such greater amount as may be agreed among the Indemnifying Stockholders (such amount, the “Seller Representative Fund Amount”) and such amount shall be used by the Seller Representative solely to pay any fees, costs or other expenses it may incur in performing its duties or exercising its rights hereunder. The remainder of the Seller Representative Fund Amount (if any) to the Indemnifying Parties shall be distributed in conjunction with the distribution of the remaining balance of the Escrow Account, less any amount then payable by the Seller Representative for any fees, costs or other expenses it has incurred on or prior to such date in performing its duties or exercising its rights hereunder.

Section 9.6    Escrow Release. On the final day of the Survival Period, the Seller Representative and Buyer shall deliver to the Escrow Agent joint written instructions directing the release of the entire then remaining balance of the Escrow Account, less if written notice of a claim has been given in accordance with Section 9.3(a) prior to the expiration of the Survival Period, the aggregate amount of each such pending claim that has not been paid to the Indemnified Parties out of the Escrow Account or otherwise resolved pursuant to (x) joint written instructions of the Seller Representative and Buyer relating to such claim or (y) a final nonappealable award, judgment or order issued by a court of competent jurisdiction relating to such claim, to the Paying Agent (or, to the extent applicable, the payroll agent of Buyer or the Surviving Corporation) for the pro rata benefit of the Stockholders and Cash-Out Optionholders, and shall cause the Paying Agent (or, to the extent applicable, the payroll agent of Buyer or the Surviving Corporation) to disburse such amount to such holders.
Section 9.7    Adjustments to Purchase Price. The parties agree to treat all indemnification or other payments made under Article 9 and under any other indemnity provisions contained in this Agreement as adjustments to the Final Net Merger Consideration for Tax purposes, unless otherwise required by applicable Law.
ARTICLE 10

MISCELLANEOUS
Section 10.1    Expenses. Except as otherwise provided in this Agreement, the Parties shall pay their own legal and other fees and expenses incurred in connection with negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees. Notwithstanding the foregoing, if the Merger is consummated, (a) the Company shall reimburse the Buyer Parties for all reasonable out-of-pocket costs and expenses incurred by the Buyer Parties in connection with negotiating, executing and performing this Agreement provided such amount shall not reduce the Net Merger Consideration or the Final Net Merger Consideration and (b) the Company shall pay at the Closing the Unpaid Transaction Expenses reflected on the Estimated Closing Date Schedule delivered pursuant to Section 2.8(b).
Section 10.2    Amendment; Benefit; Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of (a) (i) prior to the Effective Time, the Company and (ii) from and after the Effective Time, the Seller Representative, and (b) Buyer; provided, however, that in the event that this Agreement has been adopted by the Company’s stockholders in accordance with the DGCL and the Organizational Documents of the Company, no amendment shall be made to this Agreement that requires the approval of such stockholders under the DGCL and/or the Organizational Documents of the Company without such approval. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and no other Person shall have any right (whether third party beneficiary or otherwise) hereunder, except as otherwise provided in Section 5.9. This Agreement may not be assigned by any party without the prior written consent of the Company and Buyer; provided, however, that from and after the Effective Time any Buyer Party may assign, without the prior written consent of the Company, all or any portion of this Agreement and/or its rights hereunder to any Affiliate of a Buyer Party or to any of the Buyer Parties’ financing sources, in each case, so long as such Buyer Party remains the primary obligor for its obligations hereunder.
Section 10.3    Notices. All notices demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:
If to the Company:
Aicent Holdings Corporation
181 Metro Drive, Suite 450
San Jose, CA 95110
Attention: Marc Zionts, President and Chief Executive Officer
Facsimile: (408) 324 1826
with a copy to (which shall not constitute notice):
Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention: Barry Taylor and Denny Kwon
Facsimile: (650) 493-6811
If to the Seller Representative:
TA Associates Management, L.P.
John Hancock Tower, 56th Floor
200 Clarendon Street
Boston, MA 02116
Attention: Jeff Hadden, Chief Operating Officer and General Counsel
Facsimile: (617) 574-6789
If to Buyer, MergerCo or after the Closing, to the Surviving Corporation:

Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, FL 33647
Attention: Laura E. Binion, Senior Vice President and General Counsel
Facsimile: (813) 637-5882
with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Kevin M. Schmidt
Facsimile: (212) 521-7178
Notices shall be deemed given (a) two (2) Business Days after being mailed by certified United States mail, postage prepaid, return receipt requested, (b) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or (c) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.
Section 10.4    Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any rights under this Agreement, or breach of any provision of this Agreement by any other party, shall be valid unless made in writing by such waiving party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent right or breach; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.
Section 10.5    Entire Agreement. This Agreement and the Transaction Documents (including the Exhibits and the Schedule of Exceptions hereto and thereto, which are incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.

Section 10.6    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles or other electronic forms of signatures (including “.pdf”) shall be deemed to be originals.
Section 10.7    Headings. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.
Section 10.8    Exhibits and Schedule of Exceptions. The Exhibits and Schedule of Exceptions to this Agreement are a material part of this Agreement.
Section 10.9    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. To the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), or for recognition and enforcement of any judgment in respect thereof over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement or any of the Transaction Documents, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.
Section 10.11    Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including any rule of Law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

Section 10.12    Waiver of Trial by Jury. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.
Section 10.13    Specific Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 10.10) and to obtain an injunction or injunctions to prevent breaches of this Agreement or any of the Transaction Documents and to enforce specifically the terms and provisions of this Agreement and the Transaction Documents, without bond or other security being required.
Section 10.14    Waiver of Conflicts Regarding Representation. Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) has acted as counsel for certain of the Stockholders, the Company and the Seller Representative (collectively, the “Company Parties”) in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, without limitation, Buyer or any of its Affiliates (including the Surviving Corporation). Only the Company Parties shall be considered clients of WSGR in the Acquisition Engagement. If the Seller Representative so desires, WSGR shall be permitted, without the need for any future waiver or consent, to represent any of the Seller Representative, the Stockholders, the Optionholders or the Indemnifying Parties after the Closing in connection with any matter related to the matters contemplated by this Agreement or the other Transaction Documents, any other agreements referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Seller Representative, the Stockholders, the Optionholders or the Indemnifying Parties, in any of the foregoing cases including, without limitation, in any dispute, litigation or other adversary proceeding against, with or involving Buyer, the Surviving Corporation or any of their agents or Affiliates. To the extent that communications between a Company Party, on the one hand, and WSGR, on the other hand, relate to the Acquisition Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Seller Representative, for and on behalf of the

Securityholders, and not the Company or Surviving Corporation. Neither Buyer nor any of its Affiliates, including the Surviving Corporation, shall have access to (and Buyer hereby waives, on behalf of each, any right of access it may otherwise have with respect to) any such communications or the files or work product of WSGR, to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Buyer acknowledges and agrees, for itself and on behalf of its Affiliates, including the Surviving Corporation, upon and after the Closing: (i) the Seller Representative, for and on behalf of the Stockholders, the Optionholders or the Indemnifying Parties, and WSGR shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither Buyer nor any of its Affiliates, including the Surviving Corporation, shall be a holder thereof; (ii) to the extent that files or work product of WSGR in respect of the Acquisition Engagement constitute property of the client, only the Seller Representative, for and on behalf of the Stockholders, the Optionholders or the Indemnifying Parties, shall hold such property rights and have the right to waive or modify such property rights; and (iii) WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Buyer or any of its Affiliates, including the Surviving Corporation, by reason of any attorney-client relationship between WSGR and the Company or otherwise; provided, that, to the extent any communication is both related and unrelated to the Acquisition Engagement, WSGR shall provide (and the Seller Representative, for and on behalf of the Securityholders or Indemnifying Parties, shall instruct WSGR to provide) appropriately redacted versions of such communications, files or work product to Buyer or its Affiliates, including the Surviving Corporation. Notwithstanding and without limiting the foregoing, in the event that a dispute arises between any of Buyer or the Surviving Corporation or their Affiliates, on one hand, and any of the Indemnifying Parties, Securityholders or Seller Representative (on behalf of the Indemnifying Parties), on the other hand, concerning the matters contemplated in this Agreement, Buyer, for itself and on behalf of its Affiliates and the Surviving Corporation and its Affiliates, agrees that Buyer, the Surviving Corporation and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against the Seller Representative, the Stockholders, the Optionholders or the Indemnifying Parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.
BUYER PARTIES:
SYNIVERSE TECHNOLOGIES, LLC

By:	/s/ David W. Hitchcock Name: David W. Hitchcock Title: Chief Financial & Administrative Officer
PUTTER MERGERCO, INC.

By:	/s/ Laura E. Binion Name: Laura E. Binion Title: Vice President & Secretary
COMPANY:
AICENT HOLDINGS CORPORATION

By:	/s/ Marc Zionts Name: Marc Zionts Title: President and Chief Executive Officer
SELLER REPRESENTATIVE:
TA ASSOCIATES MANAGEMENT, L.P.

By:	TA ASSOCIATES, L.P., its General Partner

By:	/s/ Jason Werlin Name: Jason Werlin Title: Director

Signature Page to Agreement and Plan of Merger